Exhibit 10.54
EXECUTION COPY
JOINT VENTURE AGREEMENT
by and between
AMTEK TRANSPORTATION SYSTEMS LIMITED
and
AMERICAN RAILCAR MAURITIUS II

Initials of Authorized Representative of ARI Member	Initials of Authorized Representative of AMTEK Member
Joint Venture Agreement

This Joint Venture Agreement is made by and between
American Railcar Mauritius II, a company incorporated under the laws of Mauritius, having its registered office at C/o Kross Border Trust Services Limited Manor House, 1st Floor; Cnr St George/Chazal Streets; Port Louis, Mauritius
- Hereinafter referred to as “ARI Member” -
and
Amtek Transportation Systems Limited, a company incorporated under the provisions of the Companies Act, 1956 of the Republic of India (“India”), having its registered office at 3, Local Shopping Complex, Pamposh Enclave, Greater Kailash-I, New Delhi 110048, India.
- Hereinafter referred to as “AMTEK Member” -
AMTEK Member and ARI Member are sometimes together hereinafter referred to as the “Parties” and individually as a “Party”.
WHEREAS ARI Member is an indirect, wholly-owned subsidiary of American Railcar Industries, Inc. (“ARI”), a company incorporated under the laws of the State of Delaware, having its principle executive office at 100 Clark St., St. Charles Missouri, 63301-2075, United States of America (“U.S.”); and
WHEREAS ARI is engaged in the business of designing and manufacturing railcars and also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components used in the production of its railcars, as well as railcar and non-railcar industrial products produced by others; and
WHEREAS AMTEK Member is a wholly-owned subsidiary of AMTEK AUTO LIMITED (“AMTEK”), a company incorporated under the provisions of the Companies Act, 1956 of the Republic of India (“India”), having its registered office at 16 Rozka Meo Industrial Estate, Sohna, District Gurgaon, Haryana, India; and
WHEREAS AMTEK is a market leader in the manufacture of a variety of fully finished automotive components and assemblies for use in engine/drivetrain, transmission and suspension systems for the global automotive industry and is recognized in the global automotive industry as the largest manufacturer of flywheel stub axles and flywheel assemblies for automotive and other engine applications, and enjoys a preferred supplier status with most of its customers; and
WHEREAS the Parties desire to establish a joint venture company in India in accordance with the terms and conditions of this Joint Venture Agreement and the applicable provisions of the Companies Act, 1956 of India.
NOW THEREFORE, the Parties agree as follows:

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Article 1 Definitions
Except where the context otherwise requires, the following terms and phrases shall have the meanings set forth below:
1.	“Acceptance Notice” is defined in Article 13.3.

2.	“Acceptance Period” is defined in Article 13.3.

3.	“Affected Party” is defined in Article 25.

4.	“Affiliate” of a Person (as defined below) means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; provided, however, that:
(i)	the JVC (as defined below) and its subsidiaries, if any, shall not be considered Affiliates of ARI or AMTEK or any of their respective Affiliates; and

(ii)	solely for the purposes of Articles 3.3 and 14.1(b):
(a)	an “Affiliate” of ARI Member means only ARI and Persons controlled by ARI;

(b)	an “Affiliate” of ARI means only Persons controlled by ARI;

(c)	an “Affiliate” of AMTEK Member means only AMTEK and Persons controlled by AMTEK; and

(d)	an “Affiliate” of AMTEK means only Persons controlled by AMTEK;
For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person through the ability to control the composition of greater than 50% of the voting power of the board of directors (or other applicable body performing a similar function) of that Person, by ownership of greater than 50% of the share capital of that Person, by ownership of greater than 50% of the voting rights of that Person, through contract rights or otherwise.
5.	“AMTEK” is defined in the preamble hereto.

6.	“AMTEK Member” is defined in the preamble hereto.

7.	“Annual Budget” means the annual operating and capital budgets of the JVC for the coming financial year, prepared each year under the direction and guidance of the GM (as defined below) and the other Executive Officers (as defined below) of the

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JVC, and approved (with or without amendment) by the Board of Directors (as defined below).

8.	“Approved Bank” is defined in Article 8.1.

9.	“Arbitration Board” is defined in Article 24.1.

10.	“ARI” is defined in the preamble hereto.

11.	“ARI Member” is defined in the preamble hereto.

12.	“Articles of Association” means the Articles of Association of the JVC in the form set out in Annex I, as such Articles of Association may be amended or restated from time to time in accordance with the provisions of this JVA and the Companies Act (as defined below).

13.	“Auditor” means the statutory auditor of the JVC, and shall be appointed by the mutual consent of the Parties from any one of the following international audit firms, operating in India or their Indian Affiliates:
(i)	KPMG, India; or

(ii)	Ernst & Young India, or

(iii)	PricewaterhouseCoopers, India.
14.	“Authorized Persons” is defined in Article 15.3.

15.	“Board” or “Board of Directors” means the board of directors of the JVC.

16.	“Breaching Party” is defined in Article 28.1.

17.	“Business” is defined in Article 2.2.

18.	“Business Day” means a day (other than Saturday, Sunday or statutory holiday) on which banks are open for normal business both in New York City, U.S. and Delhi, India.

19.	“Business Plan” means the rolling three (3) to five (5) year business forecast of the JVC, prepared each year under the direction and guidance of the GM and the other Executive Officers of the JVC, and approved (with or without amendment) by the Board of Directors.

20.	“Capital Contribution” is defined in Article 5.7.

21.	“Cash Call” is defined in Article 5.7.

22.	“Claims” is defined in Article 6.6.

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23.	“Companies Act” means the (Indian) Companies Act, 1956 (Act 1 of 1956).

24.	“Competitor” means any Person, or an Affiliate of such Person, which directly or indirectly (and in any manner or capacity) competes in or is in competition with, at the relevant time, the railroad industry business (including designing and manufacturing railcars, repairing and refurbishing railcars, providing fleet management services and designs, leasing railcars, manufacturing railcar and industrial components used in the production of railcars) then being conducted or carried on by the respective Party or its Affiliates, and/or the JVC, as the context requires.

25.	“Confidential Information” means, all and any prints, drawings, samples, knowledge, technology, know-how, show-how, processes, plans, data, books, reports, records, correspondence, notes, compilations, studies, analyses, summaries and other information (including customer and/or competitor information, market information, business plans and other information regarding technical, administrative, operational, economic, legal, financial or other affairs), whether of a proprietary nature or not, disclosed (whether in writing, verbally or by any other means or format and whether directly or indirectly) by a Disclosing Party (as defined below) to a Receiving Party (as defined below), in connection with the business of the Parties, the JVC or otherwise, including in relation to this JVA (or its performance) or any agreement in furtherance of the performance of this JVA, and whether or not such information is identified as confidential, secret, proprietary or in some other similar fashion. The following information shall not, however, be considered as Confidential Information under this JVA:
▪	any information which, at the date of this JVA or at any time after the date of this JVA, comes into the public domain other than through a breach of the provisions of Article 21 by the Receiving Party (or its Affiliates);

▪	any information which can be shown by the Receiving Party by documentary evidence to have been known by the Receiving Party (or its Affiliates) prior to its disclosure by the Disclosing Party to the Receiving Party, provided that such knowledge does not result from a disclosure under a previous confidentiality or non-disclosure agreement;

▪	any information which subsequently comes lawfully into the possession of the Receiving Party (or its Affiliates) from a third party, provided that the Receiving Party (or its Affiliates) was not aware that such third party was not entitled to receive and disclose such information; and

▪	any information which is acquired, conceived, discovered or developed by the Receiving Party (or its Affiliates) completely independently of any information provided by the Disclosing Party, and can be so proved by the Receiving Party by documentary evidence.
26.	“Deadlock Event” is defined in Article 15.2.

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27.	“Deadlock Notice” is defined in Article 15.2.

28.	“Deadlock Response” is defined in Article 15.4.

29.	“Deadlock Sale Price” is defined in Article 15.5.

30.	“Defaulting Party” is defined in Article 23.2.

31.	“Director” or “Directors” mean(s) a member or members of the Board of Directors, duly elected or appointed either at a meeting of the Board or at a general (Shareholders’) meeting or otherwise in accordance with the provisions of this JVA and/or the Companies Act, and includes alternate Directors and additional Directors.

32.	“Disclosing Party” is defined in Article 21.1.

33.	“Distribution” or “Distributions” mean(s) any payment or payments by the JVC to the Shareholders, in cash or in kind, of assets of the JVC (including the profits available for distribution in accordance with applicable law), by way of dividends or otherwise, and any share buy-backs by the JVC, as the same may be authorized from time to time.

34.	“Encumbrances” mean and include an interest or equity of any Person (including any right to acquire, option or right of pre-emption) or any mortgage, hypothecation, title defect, voting agreement, restriction of any nature, charge, pledge, lien, assignment, non-disposal undertaking or any other encumbrance, priority, security interest or arrangement of whatsoever nature or kind over or in respect of the relevant property.

35.	“Event of Default” is defined in Article 23.1.

36.	“Executive Officers” mean the GM and the other executive officers of the JVC appointed by the Board.

37.	“Facility” is defined in Article 2.2.

38.	“Fair Market Value” means the value of the Shares (as defined below) determined, in case of (i) transfer of unlisted Shares from a Resident (defined below) to a Non-Resident (defined below), under a fair valuation conducted by the Independent Appraiser in accordance with the guidelines for the valuation of shares issued by the erstwhile Controller of Capital Issues; (ii) transfer of unlisted Shares from a Non-Resident to a Resident, a price which is the lower of two independent valuations of the Shares, one by the JVC’s Auditor, and the other by the Independent Appraiser or by a Merchant Banker in Category I registered with the Securities and Exchange Board of India; or otherwise in accordance with the applicable guidelines prescribed by the Reserve Bank of India or any other Government (as defined below) authority having jurisdiction, as the case may be, regarding transfers of shares from Non-

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Residents to Residents or from Residents to Non-Residents, and prevailing at the time of the determination of the value of the Shares.

39.	“FCPA” is defined in Article 22.2(f).

40.	“Free Sale Period” is defined in Article 13.3.

41.	“General Manager” or “GM” means the individual appointed by the Board as being “in charge” of the day-to-day business and affairs of the JVC, in accordance with the provisions of this JVA. The GM shall not be a member of the Board.

42.	“Government” means the Government of India and/or any State Government of India, as the case may be, and includes any departments, authorities, agencies and any other statutory or administrative instrumentality of such Government(s).

43.	“Holding Company” is defined in Article 13.1.

44.	“Holding Shares” is defined in Article 13.1.

45.	“Identified Affiliate” is defined in Article 13.3.

46.	“Indemnified Parties” is defined in Article 28.1.

47.	“Indemnitees” is defined in Article 28.1.

48.	“Indian GAAP” means generally accepted accounting principles in India, consistently applied.

49.	“Independent Appraiser” means any one of the following international accounting firms, operating in India or their Indian Affiliates and having expertise in the railroad industry, who shall be chosen by both Parties for the purpose of ascertaining the Fair Market Value of the Shares and/or the Deadlock Sale Price (as the case may be); provided that in no case shall the firm acting as the Independent Appraiser at any given point in time also then be serving as the Auditor of the JVC:
(i)	KPMG, India; or

(ii)	Ernst & Young India, or

(iii)	Deloitte Touche Tohmatsu, India; or

(iv)	PricewaterhouseCoopers, India.

If fifteen (15) Business Days have lapsed after either Party has proposed an Independent Appraiser and the Parties are not in mutual agreement, then the Auditor of the JVC shall select the Independent Appraiser from among the firms proposed by the Parties. The Independent Appraiser shall act as an expert and not as an arbitrator, and

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the Parties undertake to cooperate with the Independent Appraiser to determine such Fair Market Value and/or Deadlock Sale Price (as the case may be).
50.	“Independent Appraiser Deadlock Notice” is defined in Article 15.4

51.	“Initial Share Capital” is defined in Article 5.2.

52.	“Initiating Party” is defined in Article 15.4.

53.	“Intending Purchaser” is defined in Article 13.3.

54.	“Intending Purchaser Price” is defined in Article 13.1.

55.	“IPRs” is defined in Article 17.

56.	“Joint Venture Agreement” or “JVA” means this agreement, together with its annexes, and includes any modifications, amendments, additions or deletions hereto or thereto mutually made in writing and signed by the Parties after the date of this JVA.

57.	“JV Sale Shares” is defined in Article 13.1.

58.	“JVC” means the Joint Venture Company established pursuant to this JVA.

59.	“Maximum Share Capital” is defined in Article 5.2.

60.	“Memorandum of Association” means the Memorandum of Association of the JVC in the form set out in Annex II, as such Memorandum of Association may be amended or restated from time to time in accordance with the provisions of this JVA and the Companies Act.

61.	“Name” is defined in Article 4.4.

62.	“Negotiation Period” is defined in Article 15.3.

63.	“Non-Breaching Party” is defined in Article 28.1.

64.	“Non-Defaulting Party” is defined in Article 23.2.

65.	“Non-Initiating Party” is defined in Article 15.4.

66.	“Non-Paying Shareholder” is defined in Article 5.8.

67.	“Non-Resident” means a “person resident outside India” as such term is defined under the (Indian) Foreign Exchange Management Act, 1999.

68.	“Offer Notice” is defined in Article 13.3.

69.	“Original Director” is defined in Article 6.4.

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70.	“Paying Shareholder” is defined in Article 5.8.

71.	“Person” means and includes any individual, firm, partnership, company or other body corporate, government, state or agency of a state, local or municipal authority or government body, or any joint venture or other association (whether or not having a separate legal personality).

72.	“Products” means railroad freight wagons (“Railcar Products”) and their components (“Component Products”,) and such other products and related services as may be mutually agreed by the parties in writing from time to time.

73.	“Receiving Party” is defined in Article 21.1.

74.	“Remaining Party Shares” is defined in Article 13.3.

75.	“Remaining Party” is defined in Article 13.3.

76.	“Resident” means a “person resident in India” as such term is defined under the (Indian) Foreign Exchange Management Act, 1999.

77.	“Rules” is defined in Article 24.1.

78.	“Sale and Purchase Deadlock Notice” is defined in Article 15.4.

79.	“Sale and Purchase Deadlock Period” is defined in Article 15.4.

80.	“Selling Shareholder” is defined in Article 13.3.

81.	“Share” or “Shares” mean(s) an equity share or equity shares in the Share Capital of the JVC.

82.	“Share Capital” means the issued and paid-up equity share capital of the JVC as stated in Article 5.2.

83.	“Shareholders” mean and include the Parties to this JVA and all other Persons who validly acquire Shares in accordance with this JVA and the Articles of Association.

84.	“Target Market” means India, and upon mutual consent of the Parties expressed in writing, specified countries in South East Asia, and the Middle East.

85.	“Third Party Sale Shares” is defined in Article 13.1.

86.	“U.S. GAAP” means generally accepted accounting principles in the U.S., consistently applied.
Unless otherwise stated or the context otherwise requires, in this JVA:

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(a)	words importing the singular number include the plural number, and vice-versa and words denoting any gender shall include all genders;

(b)	the words “hereof”, “herein”, “hereto”, “hereunder” and words of similar import refer to this JVA as a whole and not to any particular provision of this JVA;

(c)	the titles, headings of Articles and other portions hereof are for convenience of reference only, are not intended to be complete or accurate descriptions of the contents thereof, and shall not be deemed to be a part of this JVA or be taken in consideration in the interpretation or construction of this JVA;

(d)	references herein to Articles and Annexes are references to the Articles of and Annexes to this JVA;

(e)	references herein to documents includes modifications, amendments, variations and replacements thereof and supplements thereto made in writing and signed by both Parties;

(f)	references herein to statutes and other legislation includes re-enactments and amendments thereof, rules, regulations and any subordinate or subsidiary legislation made under any such statute or other legislation, as in force as of the applicable date or period of time;

(g)	references herein to a Party includes its permitted assigns, permitted transferees and successors-in-title; and

(h)	where a particular word or term is defined herein, other grammatical forms of such word or term shall have a corresponding meaning.

(i)	The terms referred to in this JVA, unless defined otherwise or unless inconsistent with the context or meaning thereof, shall bear the same meaning as defined under the relevant statute/legislation.

(j)	Any reference to ‘writing’ includes printing, typing, emails, and other means of reproducing words in visible form. All approvals and/or consents to be granted by the Parties under this JVA shall be deemed to mean approvals and/or consents in writing.

(k)	whenever any provision of this JVA uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

(l)	A reference to conduct includes, an omission, statement or undertaking whether or not in writing.

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(m)	For purpose of this JVA, wherever used, the term “knowledge” means such Party’s actual knowledge after due and diligent inquiries by such Party or by officers and directors of such Party reasonably believed to have knowledge of the matter in question.
Article 2 Purpose of this JVA; Business of the JVC
     2.1 Purpose of this JVA/Business Objectives
The purpose of this JVA is to set forth the terms and conditions under which the JVC will be incorporated in accordance with Indian laws, and the manner in which the Parties shall organise and manage the affairs of the JVC and matters arising therefrom and incidental thereto.
In addition to the scope of business and market of the JVC set out in Article 2.2, the business objectives of the JVC shall also include:
(a)	maximizing profitability and creating sustainable growth;

(b)	maintaining and enhancing value for the Shareholders; and

(c)	as quickly as reasonably possible, maintaining positive cash flows from operations in accordance with the Business Plan.
     2.2 Scope of Business and Market of the JVC
The scope of the business of the JVC (the “Business") shall be to:
(a)	acquire or lease real property and the other assets necessary for the purpose of constructing a manufacturing facility (the “Facility”); and

(b)	to engineer, develop, manufacture, distribute, sell and otherwise supply the Products in the Target Market and to operate the Business and to exercise all powers and engage in all activities incident thereto; and

(c)	to engineer, develop, manufacture, distribute, sell and supply Component Products for the use of ARI or any of its Affiliates from time to time at the sole discretion of ARI Member; and

(d)	without limiting the foregoing, but subject to the provisions of this JVA, the JVC may enter into such arrangements, including the formation of subsidiaries and the transfer of its properties to and from such subsidiaries, in such form and manner as the Board of Directors or Shareholders (as applicable) deems appropriate.
The implementation of the above business activities of the JVC will take place in steps pursuant to the Business Plan(s) and Annual Budget(s) approved by the Board of Directors in accordance with this JVA.

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Other than with respect to Article 2.2(c), the JVC shall sell the Products to Indian Railways and other customers in the Target Market only, and not (without the prior written consent or approval of the respective Party, which can be withheld for any reason or for no reason) to any Competitor of either of the Parties or their respective Affiliates. With respect to Article 2.2(c), the competitive basis for the manufacture, sale and supply of Component Products to ARI or any of its Affiliates shall be on an “arm’s length” basis, with pricing being not less favourable than the pricing offered to any other customer for products of the like grade (type), quantity and quality, as determined by the Board of Directors of the JVC.
Article 3 Reimbursement of Expenses, Deputed Employees and Non-Employment
     3.1 Reimbursement of Expenses
The Parties have (prior to the incorporation of the JVC) or will continue to incur, on behalf of the JVC, the types of expenses as listed in Annex III relating to the establishment of the JVC and the implementation of this JVA by the JVC (in accordance with the approved Business Plan(s) and Annual Budget(s)). The Parties agree that such expenses shall be reimbursed by the JVC to the Parties under the conditions that such expenses must be (i) properly substantiated by the Party concerned, and (ii) approved by the Board of Directors.
It is agreed by the Parties that such approval shall not be unreasonably withheld by the Board of Directors. Such expenses shall include only those incurred for the benefit of JVC and shall not include expenses incurred for the sole benefit of either (or both) of the Parties.
Each Party shall bear its own costs and expenses (including legal fees and expenses) in connection with the negotiation, preparation, execution and delivery of this JVA (and any other ancillary documents).
     3.2 [Reserved]
     3.3 Non-Employment
During the term of this JVA and for a period of twelve (12) months after this JVA ceases to apply to ARI Member, neither ARI Member nor its Affiliates shall, directly or indirectly, offer employment or engage the services of any of the employees of the JVC in any capacity, without the prior written consent of the JVC. For greater certainty, the foregoing restrictions shall not apply to any ARI employees deputed to the JVC.
During the term of this JVA and for a period of twelve (12) months after this JVA ceases to apply to AMTEK Member, neither AMTEK Member nor its Affiliates shall, directly or indirectly, offer employment or engage the services of any of the employees of the JVC in any capacity, without the prior written consent of the JVC. For greater certainty, the foregoing restrictions shall not apply to any AMTEK employees deputed to the JVC.

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Article 4 The Joint Venture Company
     4.1 Form of the JVC
The JVC shall be incorporated and organized and shall exist as a private company limited by shares in accordance with the provisions of the laws of India.
The Parties hereto will jointly cause the incorporation of the JVC, for the purpose stated in this JVA within thirty (30) days from the date of this JVA or such other time as may be mutually agreed by the Parties, and each Party shall render all necessary assistance to the other Party to incorporate the JVC.
     4.2 Location of Registered Office
The registered office of the JVC shall be located at 3 LSC, Pamposh Enclave, Greater Kailash Part – 1, New Delhi – 110048, India or such other location as may be mutually agreed by the Parties.
     4.3 Location of Facility of the JVC
The Facility will be established at a mutually agreeable location at Alwar district, Rajasthan, India or such other location as may be mutually agreed by the Parties.
The Parties agree that any premises (including land and building) identified from time to time for the operations of the JVC will be subject to the prior approval of both Parties. Such approval may, at either Party’s option, include due diligence investigations of the site, facility and infrastructure related to the premises, as well as the completion of a satisfactory environmental audit conducted on the premises.
     4.4 Corporate Name
The name of the JVC shall be “Amtek Railcar Limited” or such other name as may be mutually agreed by the Parties and approved by the concerned Registrar of Companies.
The Parties hereby acknowledge that the name “Amtek” (and the trademarks, logos and goodwill associated therewith) is owned by and belongs to AMTEK. AMTEK Member represents and warrants on behalf of AMTEK that the limited license to use the name “Amtek” (and the trademarks, logos and goodwill associated therewith) as part of the corporate name of the JVC has been agreed to be granted herein by AMTEK to the JVC.
The use of the name “Amtek” belonging to AMTEK (hereinafter the “Name”) as part of the JVC’s corporate name shall not (i) create in the JVC any right, title or interest in the Name, or (ii) grant or permit the JVC any right to use such Name, either alone or in combination, for any purpose other than its corporate name as contemplated by this JVA. All rights, title and interest in the Name belongs to AMTEK, and the JVC shall not at any time do or cause any act or thing to be done, either directly or indirectly, to contest, impair or invalidate any such respective rights, title and interest of AMTEK in the Name (and the trademarks, logos and goodwill associated therewith).

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Should (i) AMTEK Member cease, at any time and for any reason whatsoever, to be a Party to this JVA and/or to be a Shareholder, (ii) the voting rights of AMTEK Member in the JVC fall below twenty-six percent (26%), (iii) this JVA be terminated, or (iv) at Amtek Member’s request if Amtek Member’s voting rights in the JVC fall below fifty percent (50%), the Parties shall cause the JVC, as soon as reasonably practicable, to change its name so as to remove from it any reference to “Amtek”, and to cease any corresponding use of the trademarks or logos associated therewith, and ARI Member undertakes to cause the JVC to do whatever will be necessary to such effect. The JVC shall thereafter no longer use “Amtek” in the JVC’s corporate name and shall cease any corresponding use of the trademarks or logos associated therewith in connection with its business.
The JVC shall not, except at the request of AMTEK and/or AMTEK Member, take any action in any court, administrative agency or otherwise, to prevent any infringement, imitation or illegal or unauthorized use of the Name (or its corresponding trademarks or logos) by any Person. It is agreed that such actions fall wholly within the authority of AMTEK and/or AMTEK Member, as the case may be, as the sole owner(s) of their respective Names. The JVC shall, however, promptly inform AMTEK and/or AMTEK Member of any infringement, imitation or illegal or unauthorized use of the Name (or its corresponding trademarks or logos) which comes to its knowledge.
     4.5 Memorandum of Association and Articles of Association
(a)	The Memorandum of Association and Articles of Association of the JVC shall, to the extent permissible by the Companies Act, be fully consistent with and incorporate the substantive provisions of this JVA (to the extent that such provisions may be properly contained in the Memorandum of Association and/or Articles of Association, as the case may be).

(b)	If, at any time or from time to time, there is any ambiguity, inconsistency or discrepancy between this JVA and the Memorandum of Association or Articles of Association, the Parties shall, to the extent permissible by the Companies Act, take all actions necessary or advisable as promptly as practicable after the discovery of such inconsistency or discrepancy, to amend the Memorandum of Association and/or Articles of Association, as the case may be, so as to conform with this JVA, and pending such amendment, the provisions of this JVA shall prevail as between the Parties and shall be enforceable as the personal rights and obligations of the Parties.

(c)	The Articles of Association shall specify the names of the first Directors to hold office until the first general annual meeting (unless they are removed at an earlier point in time in accordance with this JVA).

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     4.6 Covenants of the Parties
Each Party confirms to and covenants with the other as follows:
(a)	this JVA shall operate and be effective as embodying the personal rights, obligations and duties of each Party and shall be enforceable as such by and between the Parties; and

(b)	to achieve the intention and objective outlined in (a) above, each Party will cause its Affiliates (as defined in Article 1 as applicable) to abide by this JVA to the extent required.
Article 5 Capital Structure
     5.1 Authorized Share Capital
The authorized Share Capital of the JVC is Rupees One hundred and Fifty million (INR 150,000,000) divided into Fifteen million (15,000,000) Shares of Rupees ten (INR 10) each, ranking pari passu in all respects.
The authorized Share Capital may be increased from time to time as needed by the business requirements of the JVC, subject to the prior approval thereof by the Shareholders in accordance with the provisions of this JVA and in compliance with the applicable requirements of the Companies Act.
     5.2 Issued Share Capital
(a)	Initial Share Capital. Upon execution of this JVA, the JVC shall take such steps as requested by ARI Member, in its sole discretion, to ensure that the initial Share Capital of the JVC shall be as set forth in Annex VI (the “Initial Share Capital”). The Initial Share Capital shall be subscribed and paid for by each Party in the amount set forth opposite each Party’s name in Annex VI under the heading “Initial Share Capital” at a premium of Rupees ninety (Rs. 90) per Share, in accordance with Annex VI and the shareholding ratio set forth in Article 5.3 within sixty (60) Business Days following the establishment of a bank account by the JVC, or such earlier date as the Parties may mutually agree. The JVC shall open a bank account within seven (7) days of the date of this JVA. The JVC shall procure that, within a period of seven (7) Business Days from the date of receipt of the share subscription consideration from both the Parties, a meeting of the Board is convened and the Shares allotted to the Parties. The share certificates representing the fully paid-up Shares subscribed by the Parties shall be handed over to the Parties within seven (7) Business Days of such Board meeting. The share certificate/s in respect of the Shares subscribed by the Parties shall be in the form of jumbo certificates. Thereafter, the certificate/s may be split/consolidated upon being so requested by the Parties in writing at no extra cost. The JVC shall, at the initial meeting of the Board of Directors of the JVC, resolve to have the name of the Parties entered in the Register of Members of the JVC in respect of the Shares issued and allotted to the Parties by the JVC and to make all necessary filings with the concerned regulatory authorities.

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Immediately after the initial Board meeting and passing of the resolutions mentioned above, the Parties shall ensure that the JVC records the entries in the registers, and carries out all the actions that have been resolved to be carried out in this Article 5.2, in order to effectively achieve closing of the Initial Share Capital including making necessary filings with the Registrar of Companies, Authorized Dealer and the Reserve Bank of India. The JVC shall deliver copies of such forms, reports and documents to the Parties on the completion of all such filings. The JVC shall ensure that all forms, reports and documents to be filed and / or delivered under this Article are in the prescribed format, are accurately completed and are accompanied by all the required documents.

Upon payment (in cash) of the respective Share subscription amounts to the bank account of the JVC by the Parties, the JVC shall allot and issue Shares to each Party, credited as fully paid-up, and the initial shareholding structure of the JVC shall be as set forth in Annex VI.

(b)	Additional Share Capital. Following the contribution of the Initial Share Capital by the Parties, additional Share Capital shall be subscribed for, paid by and issued to the Parties, in accordance with the shareholding ratio set forth in Article 5.3, simultaneously to each of the Parties at the time or times prescribed by the Board of Directors pursuant to Article 5.7, up to each Party’s Maximum Share Capital (as defined below).

Notwithstanding anything to the contrary contained in this JVA and unless otherwise specifically agreed by the Parties in writing, and as required, by resolution of the Board of Directors, the total capital contributions in the Share Capital of the JVC that shall be made by the Parties (including premium paid on Shares) shall be as set forth opposite each Party’s name in Annex VI under the heading “Maximum Share Capital” (the “Maximum Share Capital”). Notwithstanding anything to the contrary contained in this JVA, the Parties shall only be obliged to make capital contributions up to their respective Maximum Share Capital contribution as and when called for by the Board in accordance with Article 5.4 and/or Article 5.7.

Immediately after any valid changes to the shareholdings of the JVC or any valid amendments to the Maximum Share Capital, as hereinafter provided, the Parties agree to amend Annex VI to reflect the then current shareholding structure of the JVC and/or the revised Maximum Share Capital amount, and to take any actions and make any necessary filings with the Registrar of Companies, Authorised Dealer and the Reserve Bank of India, to reflect such changes. The JVC shall deliver copies of such forms, reports and documents to the Parties on the completion of all such filings. The JVC shall ensure that all forms, reports and documents to be filed and / or delivered under this Article are in the prescribed format, are accurately completed and are accompanied by all the required documents. Notwithstanding anything to the contrary contained elsewhere, the Parties agree that there is no obligation on either of the Parties to invest in the JVC beyond each such Party’s Maximum Share Capital and failure on the part of the Parties, or the Board of Directors, to agree on any amendment to the Maximum Share Capital shall not be deemed to be a Deadlock Event.

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(c)	Each certificate representing the Shares of the JVC now or hereafter owned by the Shareholders of the JVC or issued to any Person including in connection with a transfer in compliance with this JVA shall be endorsed with the following legend:

“The sale, pledge, hypothecation or transfer of the Shares represented by this certificate is subject to certain restrictions which include without limitation rights of first refusal on the sale of the Shares and tag along rights as set forth in the Articles of Association of the Company and a Joint Venture Agreement.”

The JVC shall not directly or indirectly issue share options or other forms of share capital, warrants, etc. of the JVC to the GM, Executive Officers, employees, Directors, consultants or other Persons except in accordance with the JVC’s approved employees stock option plan approved by the Board followed by an affirmative vote of both the Shareholders.
     5.3 Shareholding Ratio
Unless otherwise provided in Articles 5.7 and 5.8 (or any other provisions of this JVA, as applicable), the ratio of shareholdings in the JVC shall be:

AMTEK Member	50%
ARI Member	50%
     5.4 Pre-emptive Rights
In the event that the Shareholders (pursuant to Article 11.1(g)) approve an increase in the authorized Share Capital of the JVC (beyond the amount of the initial authorized Share Capital set out in Article 5.1) and/or the Board approves a Cash Call pursuant to Article 5.7 in connection with the issuance of additional Shares, each Party shall have the right to subscribe for such additional Shares, subject to the Maximum Share Capital obligation of the Parties. Subject to Articles 5.7 and 5.8, unless otherwise mutually agreed in writing by the Parties, subscriptions and corresponding issuances of such additional Shares will be made so as to ensure that the ratio of shareholdings set out in Article 5.3 is maintained (at 50% AMTEK Member and 50% ARI Member). For greater certainty, except as otherwise provided in this JVA, no Shares shall be issued by the JVC without the prior approval of both the Parties. Notwithstanding anything to the contrary contained in this JVA, the Shareholders shall only be entitled to subscribe to any fresh issue by themselves or through their Affiliates and shall not be entitled to renounce their rights in favour of any Person, except with the prior approval of the other Shareholders.
     5.5 Stand-Alone Financing
Subject to the initial equity financing by the Shareholders as provided for in Article 5.2, the JVC shall, to the greatest extent possible, arrange for its financing requirements on a “stand-alone” or independent basis (through external banks/financing sources and/or funds generated from operations) and shall bear full responsibility for its debts and liabilities. If the JVC is unable to so fund its obligations as aforesaid, the Parties shall provide (unless otherwise mutually agreed in

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writing) the required financing or investment by way of additional capital contributions (in accordance with Article 5.7 and/or Article 5.4) subject to the Maximum Share Capital obligation. Each of the Parties may in its sole discretion also provide shareholder loans, guarantees, repayment assurances, other security to lenders or other forms/manner of indirect financing to the JVC (in accordance with Article 8.5), on competitive terms (including rates or return and priority of repayment). The Parties shall, from time to time, endeavour to project the amount of the JVC’s financing requirements based on the Business Plan(s) and Annual Budget(s) approved by the Board, but recognize that these projections are estimates only which will be subject to change based on a variety of factors, including the actual financial results of the JVC, general economic and market conditions, factors specifically affecting the railroad industry, the occurrence of events or circumstances which were not foreseeable or otherwise reflected in the approved Business Plan(s) and Annual Budget(s), etc.
     5.6 Amendments in the Ratio of Shareholding
The Parties agree to amend the ratio of shareholdings as set forth in Annex VI, in accordance with the following Articles 5.7 and 5.8.
     5.7 Additional Capital Contributions
Subject to the Maximum Share Capital obligation of the Parties, the Board of Directors may, from time to time, pass resolutions (each such resolution a “Cash Call”) calling for capital contributions to the JVC from the Shareholders (each such contribution a “Capital Contribution”) determined by the Board of Directors to be necessary to fund the business needs of the JVC to support its ongoing and/or future requirements in accordance with the Business Plan(s) and Annual Budget(s) approved by the Board of Directors. Each Capital Contribution pursuant to this Article 5.7 shall be made by the Shareholders in the form of a subscription for Shares, subject to the Maximum Share Capital obligation of the Parties. The Shareholders shall make such Capital Contributions on a proportionate basis, in accordance with their then existing ratio (at the time of the applicable Cash Call) of shareholdings in the JVC. Unless otherwise specified by the Board of Directors, each Capital Contribution shall be payable by the Shareholders in cash, on the date specified in the applicable Cash Call, by wire transfer or by way of cheque to the bank account of the JVC as specified in such Cash Call.
Both Parties undertake to cause their Directors to issue and allot the additional Shares as required pursuant to this Article 5.7, and the JVC shall allot and issue the Shares to each Party which has paid its rateable portion of the Capital Contribution pursuant to this Article 5.7, credited as fully paid-up.
     5.8 Non-Paying Shareholder
If any Shareholder (the “Non-Paying Shareholder”) does not pay its rateable portion of any Capital Contribution required to be made pursuant to Article 5.7 within fifteen (15) days from the date specified in the applicable Cash Call (or such other extended period as may be required to obtain necessary regulatory approvals, if any), the other Shareholder (the “Paying Shareholder”), either itself or through an Affiliate which agrees to be bound by the terms of this JVA (by executing a deed of adherence in the form set out in Annex IV), if it has paid its

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rateable portion of such Capital Contribution, may, after additional notice of fifteen (15) days to the Non-Paying Shareholder, pay such Non-Paying Shareholder’s portion in the form of a subscription for Shares (up to the full amount thereof).
Both Parties undertake to cause their Directors to issue and allot the additional Shares as required pursuant to this Article 5.8, and the JVC shall allot and issue the Shares to the Paying Shareholder (or its Affiliate) which has paid the Capital Contribution, credited as fully paid-up.
Unless otherwise provided in this JVA, in the event of a change in the shareholding ratio as a consequence of the non-payment by either Party of its rateable proportion of any Capital Contribution, the Parties may amend this JVA to revise their respective rights and obligations under this JVA in accordance with the revised shareholding ratio of the Parties and also to comply with the provisions of applicable law, including the Companies Act.
Article 6 Board of Directors
     6.1 Number of Directors and Appointment
The Board of Directors shall consist of six (6) Directors.
For the purposes of this Article 6.1, the shareholding of a Party shall include the Shares, if any, held by Affiliates of that Party.
As long as the shareholding ratio is as set forth in Article 5.3 (at 50% AMTEK Member and 50% ARI Member), AMTEK Member shall nominate three (3) Directors and ARI Member shall nominate three (3) Directors, all to be formally appointed at the Board meeting and confirmed in the Shareholders’ meeting.
Each Party agrees, unconditionally and irrevocably, to vote as a Shareholder of the JVC in favour of appointing the individual(s) nominated by the other Party as Director(s) in accordance with the provisions of this JVA.
If a position on the Board is vacated by the resignation, disability or death of a Director, the Party which originally nominated such Director shall nominate a successor, and both Parties (or, if applicable, the Board of Directors itself in filling such vacancy) shall cause such successor to be appointed as a Director to the Board.
In case the ratio of shareholding between the Parties changes from that as set forth in Article 5.3 (at 50% AMTEK Member and 50% ARI Member), and for one Party is equal to or more than thirty five percent (35%) and less than fifty percent (50%), such Party shall be eligible to have/nominate only two (2) Directors to the Board and shall cause one of its nominee Directors to resign in favour of the nominee Director of the other (majority) Party (which shall have the right to nominate four (4) out of the six (6) Directors on the Board). In case the ratio of shareholding between the Parties changes from that as set forth in Article 5.3 (at 50% AMTEK Member and 50% ARI Member), and for one Party is equal to or more than twenty-six percent (26%) and less than thirty five percent (35%), such Party shall be eligible to have/nominate only one (1) Directors to the Board and shall cause its other nominee Directors to resign in favour of

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the nominee Directors of the other (majority) Party (which shall have the right to nominate five (5) out of the six (6) Directors on the Board). However, in case the shareholding of a Party falls below twenty-six percent (26%), such Party shall lose the right to nominate any Directors to the Board and shall cause its nominee Director(s) to resign in favour of the nominee Director(s) of the other Party (which shall have the right to nominate all six (6) Directors to the Board).
     6.2 Board Responsibility
Subject to the provisions of this JVA, the Board of Directors will provide the overall policy framework and governance for the JVC.
In addition to such other duties and responsibilities as are legally required to be performed by the Board of Directors, the Board shall retain the overriding authority to supervise the management of the business and affairs of the JVC, and, subject to the requirements of the Companies Act, may discharge its duties and responsibilities through its meetings or by delegating same to a Committee of Directors (with representation on such Committee by the nominee Directors of the Parties in the same proportion(s) as prescribed in Article 6.1) or to any other Person as may be deemed fit or proper by the Board.
     6.3 Chairman of the Board
The Chairman of the Board will be appointed from among the Directors. As long as the shareholding ratio is as set forth in Article 5.3 (at 50% AMTEK Member and 50% ARI Member), each of AMTEK Member and ARI Member shall have the right for one of its nominee Directors to be appointed as the Chairman of the Board for successive 12 month periods, with the first Chairman to be selected at the first meeting of the Board. Where one Party holds a majority of the Shares that Party shall be entitled to have one of its nominee Directors appointed as the Chairman of the Board. In all cases, the Chairman shall not have a second or casting vote, or any other tie-breaking authority.
     6.4 Alternate Directors and Additional Directors
Any alternate Director to be appointed for a Director (“Original Director”) will be nominated by the Party having nominated the Original Director and, on such nomination, the Parties shall cause their respective nominated Directors to vote for and appoint such alternate Director. Such alternate Director shall be entitled, while holding office as such (i) to receive notices of meetings of the Board or any committee(s) of the Board to which the relevant Original Director has been appointed, (ii) to attend and vote as a Director at any such meetings of the Board or any such committee(s) at which the Original Director is not present, and (iii) generally to exercise all the powers, rights, duties and authorities and to perform all of the functions of the Original Director. Further, such alternate Director shall be entitled to exercise the vote of the Original Director.
Subject to the provisions of this JVA, the Board may fill any vacancies in the Board, by nominating and appointing additional directors as per the provisions of Section 260 of the Companies Act.

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     6.5 Replacement of Directors
If either AMTEK Member or ARI Member wishes to replace any or all of its nominees on the Board of Directors, the other Party shall join in all necessary acts, steps and proceedings, and shall cause the Shares to which it is beneficially entitled to vote in favour of the removal of such nominee or nominees, and the election in his or their place of an individual or individuals selected by the Party whose nominee or nominees have been so removed. Unless otherwise required by the specific provisions of this JVA, neither AMTEK Member nor ARI Member shall vote or otherwise take steps to cause the removal of a Director nominated by the other Party, unless requested by the other Party to do so.
     6.6 Miscellaneous
Any Party removing or replacing a Director shall be responsible for and shall indemnify the other Party and the JVC from and against any and all loss, claim, liability, damage, expense (including legal fees and expenses), demands, actions, suits or proceedings, civil, criminal, environmental, administrative or investigative (collectively, “Claims”) arising from a claim by such Director.
Without prejudice to the provisions of Article 21 below, each Director shall be entitled while he holds that office, to make full disclosure to the Party appointing him, and to any Affiliate of that Party, of any information relating to the JVC which that Director may properly acquire.
The board of directors of any subsidiary of the JVC shall have the same number of directors as the JVC and the Parties shall be entitled to designate for election the same number of directors in each of the subsidiaries as they are entitled to appoint in the JVC. The directors of the subsidiaries of the JVC shall be appointed and removed by the JVC in accordance with the same rules and procedures provided for the Board of Directors of the JVC. Notwithstanding anything to the contrary contained in this JVA, all the rights available to the Parties in this JVA in respect of management, voting, representation in the Board of Directors and committees, etc. shall mutatis mutandis be available to the Parties in the subsidiaries of the JVC.
Article 7 Meetings of the Board of Directors
The meetings of the Board of Directors shall be conducted in accordance with the following provisions of this JVA, except to the extent otherwise specifically required by any mandatory requirements of the Companies Act.
     7.1 Meetings of the Board
The Board shall meet at least once a year (unless required to meet more frequently by applicable law, in which case the Board shall meet the minimum number of times per year required by applicable law), and more frequently as may be desired and in accordance with this JVA.
Meetings of the Board shall take place at locations as may be agreed by the Board any place inside or outside of India. To the extent permitted by applicable law, members of the Board of Directors or any Committee thereof may participate in a meeting of such Board or Committee by

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means of a conference telephone, video conference, or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at any such meeting.
The Chairman of the Board shall preside over all meetings of the Board. If the Chairman is absent or otherwise unable to preside over any Board meeting, then one of the Directors participating in the meeting shall be elected as the Chairman of that meeting.
All Board meetings will be conducted in the English language and minutes recorded thereof shall also be in English. The English language version of the minutes shall prevail in the event of any conflict or inconsistency with any translation thereof. All documents and data to be prepared and presented at Board meetings, including the annual financial statements, Auditor reports and the like, shall also be in the English language.
Copies of the minutes of each meeting of the Board shall be delivered to each Director within seven (7) Business Days of the meeting. If a Director has not been present at the meeting, copies of all papers considered by the Board at the meeting shall be sent to him together with the minutes within seven (7) Business Days of the meeting.
     7.2 Notices for Board Meetings
All Directors shall be sent written notices of Board meetings by prepaid mail or courier or, confirmed facsimile or email (or any other form of electronic medium), at their respective business addresses from time to time (whether inside or outside of India). In case of notices sent by confirmed facsimile or email (or any other form of electronic medium), a copy shall also be sent by prepaid mail or courier within twenty four (24) hours.
Unless all members of the Board of Directors agree to a shorter notice period:
(a)	the notice for any Board meeting (including the agenda of the items of business proposed to be transacted at the meeting) shall be given at least seven (7) days in advance of the meeting date; and

(b)	all relevant documents and information for discussion at the meeting shall be provided along with the notice and agenda for the meeting.
     7.3 Agendas for Board Meetings
The agendas for Board meetings shall be established by the Board of Directors.
The notice convening a meeting of the Board of Directors shall set out the agenda for the meeting in sufficient detail to enable the Directors to determine the business intended to be transacted at the meeting, provided that the agenda may be validly supplemented by any Director, by sending to the Chairman and the other Board members at least five (5) days prior to the meeting date, a written list of additional item(s) to be added to the agenda. Notwithstanding the foregoing, a topic not specified in the agenda for the meeting may be discussed at the Board

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meeting subject to the written consent of at least one (1) director nominated by each of ARI Member and AMTEK Member.
     7.4 Quorum
The quorum for all the Board meetings shall be one-third of the total number of Directors on the Board, and so long as, in accordance with Article 6.1, each Party retains the right to nominate at least one (1) Director to the Board, shall include at least one (1) Director nominated by each Party (whose presence shall be necessary throughout the entire meeting). If, at any Board meeting, a quorum does not exist at the commencement of the meeting or, if during the meeting, the quorum ceases to exist, the meeting shall (unless otherwise agreed by all Board members) be automatically adjourned for seven (7) days, to reconvene at the same place and same time. If, at the adjourned Board meeting, the requisite quorum is also not present, such Board meeting shall be freshly reconvened in accordance with Article 7.2.
     7.5 Voting
Each Director present or represented at a meeting shall have one vote.
All resolutions of the Board of Directors shall be adopted by an affirmative vote of the majority of the Directors present at the duly constituted meeting at which such resolutions are considered and voted upon, which affirmative vote shall be in accordance with the provisions of Article 8.1.
The Chairman of the meeting shall not have a second or casting vote, or any other tie-breaking authority.
     7.6 Committees of the Board
The Board may, by resolution, constitute Committee(s) of its members and delegate to such Committee(s) such powers and functions (to the extent not prohibited by the Companies Act) as the Board may from time to time decide. The composition of such Committees shall be in proportion to the representation of the Parties on the Board, and the provisions of Articles 7.4, 7.5, 8.1 and 11.1 relating to quorum and voting, respectively, shall also apply to the meetings of such Committees.
     7.7 Written Resolutions
A written resolution circulated to all the Directors and approved by such of the Directors as are required (in accordance with this JVA) to approve such resolution at a meeting of the Board of Directors, shall (subject to compliance with the relevant requirements of the Companies Act) be as valid and effective as a resolution passed at a duly constituted Board meeting, provided that the written resolution has been circulated in draft form, together with the relevant papers, if any, to all the Directors. The resolution shall be presented in writing to all Directors at the following Board of Directors meeting. No circular resolution of the Board shall be valid unless the same has been circulated to the Directors, whether in India or outside India, for a minimum period of seven (7) days.

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     7.8 Directors’ Fees
Unless otherwise determined by the Shareholders from time to time, the Directors shall receive no sitting fees for attending or participating at any meetings, nor shall they be entitled to reimbursement of any costs or expenses for attending or participating in such meetings.
Article 8 Business Matters Reserved to the Board of Directors
     8.1 Matters Requiring Resolution by the Board
In addition to those matters which require approval by the Board of Directors in accordance with the provisions of the Companies Act, matters which require resolutions by the Board of Directors shall include the following matters set forth in Article 8.1(a) through Article 8.1(dd). No such matter, including those contemplated by Article 7.5, shall be passed unless there is an affirmative majority vote of the Directors present and voting on such matter at a duly constituted Board meeting or otherwise approved by way of valid written resolution, which affirmative vote or written approval shall include the approval or concurrence of at least one Director nominated by each of ARI Member and AMTEK Member, so long as, in accordance with Article 6.1, each of ARI Member and AMTEK Member retains the right to nominate at least one (1) Director to the Board:
(a)	calls for Capital Contributions from the Shareholders in accordance with Article 5.7;

(b)	authorizing the borrowing of funds or obtaining credit facilities by the JVC in accordance with Article 8.5;

(c)	business policy and planning, including mid-term and long-term strategic planning for the JVC;

(d)	reviewing, considering and approving the Business Plan(s) and Annual Budget(s) of the JVC, including any material changes, amendments or supplements thereto as may be determined by the Board;

(e)	material human resources policies, including employee benefits plans, profit-sharing plans and/or pension plans;

(f)	Decisions on the organizational structure of the JVC;

(g)	acquisitions (by purchase, lease or otherwise) or disposals (by sale, lease or otherwise) of any real estate or auxiliary rights thereto exceeding Rupees One Million (INR 1,000,000) unless already contained in the approved Business Plan(s) and Annual Budget(s);

(h)	appointment, release and fixing/revision of the remuneration of the GM and the principal financial and/or accounting officer(s) of the JVC;

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(i)	appointment and release from office of any other Executive Officer of the JVC or any other signing officer (including bank signing officers) of the JVC and fixing/revision of the remuneration of such officers; provided that, unless otherwise specifically approved by the Board in exceptional circumstances, two (2) signing officers (including, for banking or other bank account purposes, two (2) bank signing officers) will be required to execute agreements and otherwise bind or create legal obligations for or on behalf of the JVC;

(j)	guidelines for pricing and commercial terms, including approval for the pricing of Products by the JVC prior to the submission thereof in quotations or other communications to customers (provided that this function may be delegated to designated representatives of the Parties);

(k)	decisions regarding the deferral of any payment or the granting of credit to a Party, unless the same requires Shareholder approval under the provisions of the Companies Act (in which case, this matter shall be a decision to be considered and determined by the Shareholders);

(l)	granting any general or special power of attorney authorizing an employee of the JVC or other Person to represent or enter into commitments on behalf of the JVC;

(m)	execution of consulting contracts with third parties (including professional advice in respect of legal or human resource matters), involving a financial commitment on the part of the JVC exceeding Rupees One Million (INR 1,000,000) in any single case;

(n)	execution of any other contract with a term over three (3) years or involving financial commitments on the part of the JVC exceeding Rupees One Million (INR 1,000,000) annually, not included in the approved Business Plan(s) and Annual Budget(s); however, all such contracts with a term over one (1) year shall be presented to the Board of Directors for information;

(o)	execution of any contract or agreement between the JVC and either Party or its Affiliates or any other “related party” transactions, except for contracts, agreements and related party transactions (i) specifically contemplated by this JVA, or (ii) included or contemplated in the approved Business Plans(s) and Annual Budget(s); the members of the Board of Directors shall have access to all relevant information with respect to any such contract, agreement or related party transaction;

(p)	filing, pursuit, abandonment, compromise or settlement of any claim or counterclaim in any litigation, arbitration or administrative proceedings exceeding Rupees Two Million (INR 2,000,000), (but excluding, for greater certainty; matters referred to arbitration under Article 24.1);

(q)	capital expenditures (including asset acquisitions or leasing arrangements), capital asset dispositions or other transactions not included in the approved Business Plan(s) and Annual Budget(s), if such expenditures, dispositions or other

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transactions create an obligation or liability or are intended to generate consideration or proceeds exceeding Rupees Two Million (INR 2,000,000) in any single case and Rupees Five Million (INR 5,000,000) in the aggregate in any financial year;

(r)	consideration and approval of Directors’ service contracts, if any;

(s)	fixing the remuneration of the Auditors;

(t)	grants of loans or guaranteeing the obligations of third parties or taking on any other similar liability (including members of the Board of Directors, Shareholders or officers or employees of the JVC or Affiliates of such Persons);

(u)	dismissing employees of the JVC by incurring or agreeing to bear redundancy or other costs in excess of Rupees One Million (INR 1,000,000) per employee and Rupees Four Million (INR 4,000,000) in the aggregate in any financial year;

(v)	selecting one or more Approved Banks for opening bank accounts of the JVC; an “Approved Bank” shall be any bank (i) established under the laws of India or any state thereof and listed in the Second Schedule to the Reserve Bank of India Act, 1934; or (ii) under the laws of any other country as may be mutually agreed by the Parties in writing;

(w)	entering into any arrangement or contract outside the normal course of business; and

(x)	considering and approving any accounting, customer/supplier credit and tax policies of the JVC, including changes in accounting policies or principles applied by the JVC (unless such changes are required by the adoption of new accounting policies or principles, or related recommendations or other interpretive rules or guidelines, under Indian GAAP).

(y)	Any Distributions, including any share buy-backs by the JVC.

(z)	Availing of any loans or financial assistance which is in not authorised by the Annual Budget and creating any Encumbrances on the property or assets of the JVC.

(aa)	Decisions in respect of setting up the Facility including acquiring/leasing land for the same.

(bb)	Admission or removal of any new Shareholder in the JVC.

(cc)	Any strategic, financial or other alliance with a third party which results in investments by the JVC or certain exclusive rights to such third party.

(dd)	Any decision to increase or decrease the Maximum Share Capital amount.

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The Board of Directors may not refuse examination of any other matter which may be put on the agenda by any Director. The term JVC is expanded to include the JVC and all its Subsidiaries for the purpose of this Article 8.1.
If, concerning a certain matter listed in paragraphs (a) through (dd) above, the resolution by the requisite majority of votes cannot be obtained, either Party shall have the right to submit the topic in question for consideration and decision at a meeting of the Shareholders.
     8.2 Annual Budget and Business Plan
Excluding the initial Business Plan and Annual Budget approved by the Parties prior to the execution of this JVA, each year the Board shall cause the GM and the other Executive Officers of the JVC to prepare a Business Plan and an Annual Budget for consideration, review and approval by the Board. The Board shall review and monitor the JVC’s compliance with each approved Business Plan and Annual Budget.
The guidelines for operations of the JVC shall be approved by the Board. The Parties acknowledge that the Business shall be conducted in accordance with the Business Plan which will be updated or amended by the Board with the affirmative vote of both Parties, at least thirty (30) days prior to the beginning of each financial year. The Business Plan shall include financial projections on a quarterly basis. The initial Business Plan of the JVC shall be agreed by the Parties simultaneously on the execution of this JVA and the Parties shall each sign the initial Business Plan to evidence such agreement.
     8.3 Distributions and Dividends
All Distributions and dividends and share buy-backs, if any, by the JVC shall be as decided by the Board of Directors of the JVC with the affirmative vote of at least one (1) director nominated by ARI Member and one (1) director nominated by AMTEK Member, so long as, in accordance with Article 6.1, each of ARI Member and AMTEK Member retains the right to nominate at least one (1) Director to the Board.
     8.4 Bank Accounts
The JVC shall open separate bank accounts with the Approved Banks chosen or approved by the Board of Directors, including if determined to be necessary, bank accounts in foreign currencies with Approved Banks outside of India in accordance with the relevant regulations (e.g. the Foreign Exchange Management Act). In respect of such bank accounts, the Board shall, from time to time, establish and/or approve bank account signing authorities (including designated individuals, positions or offices and specific signing limits) which shall, unless otherwise specifically approved by the Board in exceptional circumstances, require two (2) bank signing officers as signatories for all bank accounts and banking instruments. All bank accounts of the JVC shall be operated by persons specifically nominated in this regard by the Board with the affirmative vote of both Parties, on terms and conditions to be specified by the Board. For purposes of this Article 8.4, the requisite Board approval(s) must include at least one Director nominated by each Party so long as, in accordance with Article 6.1, each Party retains the right to

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nominate at least one (1) Director to the Board. The JVC shall not open bank accounts with any bank or financial institution other than an Approved Bank.
     8.5 Financing, Borrowings, Encumbrances and Guarantees
The Board may, from time to time, authorize and permit the JVC to borrow funds or obtain credit facilities for its financial requirements (as identified or contemplated in approved Business Plan(s) and/or Annual Budget(s)) from banks or financial institutions or (with the prior consent of the Shareholders and subject to the provisions of Article 5.5) from the Shareholders themselves, subject to such Encumbrances on the assets or property of the JVC, if any, as approved by the Board. Such authorization(s) and approval(s) may be given by the Board in specific circumstances or may be given or reflected generally in approved Business Plan(s) and/or Annual Budget(s). Notwithstanding anything to the contrary contained in this JVA , the Shareholders shall not be bound to grant loans, issue guarantees, repayment assurances, other security to lenders or other forms/manner of direct or indirect financing to the JVC, unless otherwise specifically agreed in writing by the Shareholders at their sole discretion. Should more than one (1) of the Shareholders agree in writing to do so, such loans, guarantees, assurances, security or other direct or indirect financing shall be in proportion to their respective ratio of shareholdings in the JVC at the applicable time, without any joint and several liability. The foregoing limitations on financings and borrowings by the JVC shall also apply to the completion of material lease commitments (whether by way of operating or capital lease) by or on the part of the JVC. For purposes of this Article 8.5, the requisite Board authorization(s) or approval(s) must include at least one Director nominated by each Party so long as, in accordance with Article 6.1, each Party retains the right to nominate at least one (1) Director to the Board.
Article 9 Management of the JVC
     9.1 GM and Other Executive Officers
The GM and the other Executive Officers (to be specifically identified and agreed by the Parties) of the JVC shall be appointed or be subject to approval by the Board of Directors. Either Party may nominate individuals for the positions of GM and/or the other Executive Officer(s), including the principal financial and/or accounting officer(s) of the JVC; provided that, unless otherwise mutually agreed, ARI Member shall be permitted to nominate and supply a “technical specialist” (program or project manager/director or assistant general manager) to the JVC for the start-up and initial program launch activities of the JVC for a period of approximately 12 months following the re-location of such individual to India (or such extended period as may be mutually agreed by the Parties) on terms to be agreed by the Parties.
     9.2 Responsibilities
Subject to compliance with the approved Business Plan(s) and Annual Budget(s) and to the overriding authority of the Board of Directors to supervise the management of the business and affairs of the JVC and further subject to Articles 8.1 and 11.1, the GM (and the other Executive Officers of the JVC) will have operational responsibility for the production of the JVC, including manufacturing, production engineering, quality, delivery, equipment/tooling maintenance, etc., as well as significant decision making authority over day-to-day operating issues.

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Unless otherwise determined by the Board or as otherwise set forth in this JVA, the GM and the other Executive Officers shall decide the matters of daily business in their respective fields of responsibility. The Board may delegate to the GM such powers as the Board may deem appropriate.
Neither Party shall have any authority to act for or on behalf of the JVC or to make any decision pertaining to the business of the JVC, including any authority to bind the JVC in contracts or to otherwise incur obligations on behalf of the JVC.
Article 10 Shareholders’ Meeting
Shareholders’ meetings shall be conducted in accordance with the following provisions of this JVA, except to the extent otherwise specifically required by any mandatory requirements of the Companies Act.
     10.1 Annual and Extraordinary General Meetings
Annual general meetings of the Shareholders shall be held at least once a year, but, in any event, no more than fifteen (15) months shall pass from the date of one annual general meeting and the next.
Extraordinary general meetings of the Shareholders may be held whenever requested or required by the resolution of the Board of Directors, by any Shareholder/s holding not less than one tenth of the total voting Share Capital of the JVC or by applicable law, provided that such meeting shall be convened in compliance with the relevant provisions of the Companies Act.
All Shareholders’ meetings will be conducted in the English language and minutes recorded thereof shall also be in English. The English language version of the minutes shall prevail in the event of any conflict or inconsistency with any translation thereof. All documents and data to be prepared and presented at Shareholders’ meetings, including the annual financial statements, Auditor reports and the like, shall also be in the English language.
Shareholders’ Meetings shall take place at locations as may be determined by the Board and shall be subject to applicable law. To the extent permitted by applicable law, Shareholders may participate in a meeting by means of a conference telephone, video conference, or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at any such meeting.
     10.2 Convening of Shareholders’ Meetings
All Shareholders shall be sent by the Secretary of the JVC or other person duly authorised by the Board written notices of general meetings by prepaid mail or courier at their respective business addresses from time to time (whether inside or outside of India).
The notice for any general meeting of the Shareholders (including the time, date and place for the meeting) shall be given to the Shareholders at least twenty–one (21) days prior to the date of

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the meeting, together with the respective agenda (including the items of business proposed to be transacted at the meeting), explanatory statement and all relevant documents and information for discussion at the meeting. Notwithstanding the foregoing, any annual general meeting may be held on shorter notice if agreed to in writing by all of the Shareholders and any Extra-Ordinary General Meeting may be held on shorter notice if agreed to in writing by Shareholders holding at least ninety five percent (95%) of the voting Share Capital of the JVC.
     10.3 Quorum
Unless otherwise specified in this JVA or required by applicable law, the quorum for general meetings of the Shareholders shall consist of two (2) Shareholders or Shareholders present through authorized representatives, representing not less than seventy-four percent (74%) of the then issued and outstanding Shares (whose presence shall be necessary throughout the entire meeting), whichever is greater, provided always that so long as AMTEK Member and ARI Member each hold at least twenty six percent (26%) of the voting Share Capital of the JVC, such quorum must include at least one authorized representative of each of AMTEK Member and ARI Member. If, at any general meeting, a quorum does not exist at the commencement of the meeting or, if during the meeting, the quorum ceases to exist, the meeting shall (unless otherwise agreed by all Shareholders) be automatically adjourned for seven (7) days, to reconvene at the same place and same time. If, at the adjourned general meeting, the requisite quorum is also not present, such meeting shall be freshly reconvened in accordance with Article 10.2.
     10.4 Voting
Unless otherwise specified in this JVA or required by applicable law (i) each Share shall entitle the holder thereof to voting rights at a meeting of the Shareholders in accordance with the provisions of the Companies Act and the Shareholders shall be entitled to exercise one vote in respect of every share held by them, and (ii) all resolutions shall be determined by a majority of the votes cast (by means of a poll) on the particular resolution at the Shareholders’ meeting, provided always that so long as the shareholding ratio of AMTEK Member and ARI Member remains as set forth in Article 5.3 (at 50% AMTEK Member and 50% ARI Member), such majority must include Shares represented and voted at the meeting by or on behalf of both AMTEK Member and ARI Member.
The Chairman of the meeting shall not have a second or casting vote, or any other tie-breaking authority. All voting at meetings of Shareholders shall be by poll and not by show of hands.
     10.5 Chairman
The Chairman of the Board shall preside over all meetings of the Shareholders. If the Chairman is absent or otherwise unable to preside over any Shareholders’ meeting, then one of the other Directors participating in the meeting shall be elected or appointed as the Chairman of that meeting.

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Article 11 Business Matters Reserved to the Shareholders
     11.1 Matters Requiring Resolution by the Shareholders
In addition to those matters which require approval by the Shareholders in accordance with the provisions of the Companies Act, matters which require resolutions by the Shareholders shall include the following, each of which shall not be passed unless there is an affirmative majority vote of the Shareholders present and voting on such matter at a duly constituted general meeting, which affirmative vote shall include the approval or concurrence of both AMTEK Member and ARI Member so long as each Party retains shareholding in the JVC of at least twenty-six percent (26%):
(a)	any amendment to the Memorandum of Association or the Articles of Association, including changes in the authorized Share Capital of the JVC, changes in the registered office address of the JVC or changes in the name of the JVC;

(b)	any material change in the scope or nature of the Business or activities of the JVC (except as contemplated or reflected in any approved Business Plan and/or Annual Budget);

(c)	any change in the Auditor of the JVC or the financial year end of the JVC (provided that any such change necessary to conform, from time to time, to the worldwide auditors or the financial year end of ARI shall be approved by the Shareholders, upon the request of ARI Member);

(d)	the dissolution, liquidation, winding-up, recapitalization, reorganization or restructuring of the JVC, except as otherwise specifically provided for herein;

(e)	the sale, lease or other disposition of all or a substantial part of the JVC or all or a substantial part of its property or assets;

(f)	any decrease in the Share Capital of the JVC (including Share cancellation or buy-back arrangements) or reclassification, conversion or exchange of any of the shares of the JVC;

(g)	any increase or decrease in the authorized Share Capital of the JVC;

(h)	any issuance of securities (other than Shares as contemplated or specifically permitted to be issued by the provisions of this JVA) or debt instruments (including debentures) by the JVC.

(i)	the issuance to any Person of any equity shares, preference shares, equity interest, or debentures in the JVC (including interests convertible into, or exchangeable for equity interests in the JVC);

(j)	the formation, dissolution, liquidation, acquisition or disposition of any subsidiary, partnership, joint venture or operating company/division of the JVC, including the acquisition or sale of shareholdings in other companies held by the JVC and/or the

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decision to increase the investment by the JVC in such companies, or the establishment or closing of branches or representative offices of the JVC;

(k)	the acquisition by the JVC of all or substantially all of the shares of capital in, or all or substantially all of the property or assets of, another Person;

(l)	the amalgamation or merger of the JVC with any other company or business undertaking;

(m)	the approval of any employee stock option plan of the JVC or other such incentive plan;

(n)	the undertaking of any public offering of any securities by the JVC; and

(o)	any matter or topic submitted by a Party to the Shareholders for decision where the resolution by the requisite majority of votes could not be obtained at a Board of Directors meeting under Article 8.1.
The Shareholders may not refuse examination of any other matter which may be put on the agenda by any Shareholder. The term JVC is expanded to include the JVC and all its Subsidiaries for the purpose of this Article 11.1.
Article 12 Closing of the Accounts of the JVC
     12.1 Financial Year
The first financial year of the JVC shall be the period from the date of incorporation until March 31 following. The second and subsequent financial years shall begin on April 1st and end on March 31st of the following years.
     12.2 Books, Records and Reports
The JVC shall keep true and accurate accounting records of all of it finances and operations, and such records shall be open to inspection and audit by the Parties or their representatives in accordance with Article 19. The JVC shall provide the Parties with monthly and quarterly financial statements and such other information (including monthly trial balance information and other periodic reports) on a timely basis as is necessary to meet the requirements of the respective financial reporting and accounting systems of the Parties or as may otherwise be reasonably requested by either Party.
     12.3 Method of Closing Accounts and Financial Reporting
The accounts of the JVC shall be closed in accordance with Indian GAAP.
Accounting information and related reports shall be provided to each Party in the English language.

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Within the first thirty (30) days of each financial year (or such other period as may be required by the Shareholders), the JVC shall produce annual financial statements (including a balance sheet, profit and loss statement, and cash flow statement, as well as the required notes to such financial statements) for the preceding year in accordance with Indian GAAP, and shall submit such annual financial statements, together with the Auditor’s report thereon, to the Board of Directors for review, approval and submission to the Shareholders for approval. The JVC shall also prepare, on a quarterly basis, within five (5) Business Days of the end of each financial quarter of the JVC (or such other period as may be required by the Shareholders), quarterly financial statements of the JVC in accordance with Indian GAAP, for submission to the Board of Directors and the Shareholders.
At the request and expense of ARI Member, the accounts and financial statements (annual and quarterly) of the JVC in accordance with (or otherwise reconciled to) U.S. GAAP shall be provided to ARI Member on a basis and in a manner sufficient to allow ARI to satisfy its SEC reporting obligations.
     12.4 Auditor
The first Auditor of the JVC shall be appointed by the Board. The subsequent appointments of the Auditor shall be at the Shareholders’ meetings.
Unless otherwise agreed by the Shareholders, the Auditor shall annually conduct, at the JVC’s expense, an external independent audit of the JVC’s accounts and annual financial statements, and shall prepare a report on such annual financial statements in accordance with Indian GAAP and the requirements of the Companies Act, to be approved at the Shareholders’ meeting.
At the expense of ARI Member, the JVC shall also retain an independent public accounting firm registered with the U.S. Public Company Accounting Oversight Board acceptable to ARI Member to: audit/review the preparation/reconciliation of the JVC’s annual and quarterly results in accordance with U.S. GAAP and in a manner sufficient to allow ARI to satisfy its SEC reporting obligations (including as to internal controls).
     12.5 Taxes
The JVC shall timely pay all applicable direct and indirect taxes, and timely file returns with respect to such taxes, in accordance with the applicable laws of India. If the provisions of law so permit, the JVC shall, from time to time apply for, pursue and obtain the most favorable tax treatment available to it from the appropriate tax authorities, including the most favourable tax treatment for income tax, sales tax, local tax, property tax and any applicable tax exemptions or waivers.
To the extent that any payments made by the JVC to ARI Member (or its Affiliates) are subject to tax withholdings under applicable Indian laws, the JVC shall provide all necessary support and assistance in order to allow ARI Member (and its Affiliates) to gain the benefits of any double taxation avoidance agreements that may be in place between India and the countries or jurisdictions in which ARI Member (or such Affiliates) is/are organized or located.

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The JVC shall cooperate fully with the tax authorities of any countries or jurisdictions in which ARI Member and its Affiliates are organized or located.  The JVC shall, upon the request of the ARI Member, provide tax information to the ARI Member and take all actions relating to tax matters in such countries or jurisdictions including, without limitation, making tax elections and providing tax certificates, as the ARI Member shall so request.
Article 13 Transfer of Shares and Holding Shares
     13.1 Definitions. For the purposes of this Agreement (including this Article 13) the following terms and phrases shall have the meanings set forth below:
(a)	“Holding Company” means any entity that: (i) holds directly or indirectly 100% (other than any nominee shares) of the equity of ARI Member or AMTEK Member, as the case may be; and (ii) does not engage in any significant business or control any significant assets, other than the Shares or Holding Shares, or such other business or assets that may be incidental thereto. For the sake of clarity, neither ARI nor AMTEK is or shall be deemed to be a Holding Company for purposes of this JVA.

(b)	“Holding Shares” refers to: (i) the capital stock, membership, partnership, limited liability or other equity interests of a Holding Company; and/or (ii) the Member Shares.

(c)	“Intending Purchaser Price” means the price offered by an Intending Purchaser for the purchase of Shares or Holding Shares, as the case may be.

(d)	“JV Sale Shares” means Third Party Sale Shares that (a) if Shares, the portion of such Shares in the JVC that comprise such Third Party Sale Shares; and (b) if Holding Shares, an amount of Shares in the JVC that is equivalent in value and beneficial ownership interest to, the Holding Shares that comprise such Third Party Sale Shares.

(e)	“Member Shares” means the capital stock, membership, partnership, limited liability or other equity interests of ARI Member or AMTEK Member, as the case may be.

(f)	“Third Party Sale Shares” means the Shares, or Holding Shares held by a Party or its Affiliates, as the case may be, that are proposed to be sold, assigned or transferred to an Intending Purchaser.
     13.2 Transfer to Affiliates
Notwithstanding anything to the contrary contained in this JVA, the Parties and their Affiliates shall be entitled at any time and from time to time, to sell, assign and transfer to, or hold Shares or Holding Shares, as the case may be, through one or more of their respective (now or hereafter existing) Affiliates, so long as any such other Affiliate remains an Affiliate of such Party or such Affiliate. Any such sale, assignment or transfer shall not require prior approval of the Board or

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any other approval, provided the Board shall promptly thereafter receive reasonable evidence of the affiliated character of the Affiliate.
The Party transferring its Shares to an Affiliate or holding the Shares through an Affiliate shall ensure that such Affiliate agrees to be bound by the terms of this JVA and executes a deed of adherence in the form set out in Annex IV evidencing such agreement.

In circumstances where a Party and its Affiliate(s) both hold Shares in the JVC, references to such Party in this JVA shall, to the extent applicable or required for purposes of reading and interpreting this JVA (e.g. provisions dealing with the rights and obligations of such Party as a holder of the Shares), be deemed to include such Affiliate(s), unless the context otherwise requires.

To the extent any action is required to be taken by or on behalf of any Affiliate under this Article 13, each Party hereby undertakes to either: (i) cause such Affiliate to take such action or to take such action on behalf of such Affiliate; or (ii) take such other measures so as to ensure that the other Party can avail of the similar economic benefit(s) contemplated in this Article 13.
     13.3 Transfer of Shares
(a)	Principle
Subject to the provisions of Article 13.2 any Party or Affiliate desiring to sell, assign, transfer or otherwise dispose of Shares or Holding Shares, as the case may be, to any Person other than to AMTEK Member or ARI Member, or their respective Affiliates as the case may be, may do so in respect of all or part of such Shares or Holding Shares only in the manner set forth in this Article 13.3.

All transfers of Shares shall, in addition to compliance with the provisions of this Article 13, also include compliance with the provisions of Article 16, as applicable.

Any transaction concerning the Shares by either Party in contravention of this JVA shall be deemed null and void. The Board of Directors shall not recognize and the JVC shall not register such transfer.
(b)	Rights of First Refusal and Tag Along
Subject to the provisions of Article 13.2 and this Article 13.3, the Parties and their Affiliates may sell all or any portion of their Third Party Sale Shares to any Person, being a bona fide third party purchaser for value and who is not a Competitor of the other Party and/or the JVC (such third party purchaser, the “Intending Purchaser”). If a Party or one of its Affiliates decides to sell all or any portion of their Third Party Sale Shares to an Intending Purchaser, then such Party (regardless of whether such Third Party Sale Shares are proposed to be sold by such Party or by one of its Affiliates) (“Selling Shareholder”)

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shall by written notice (“Offer Notice”) first offer to the other Party (“Remaining Party”), at the sole discretion of the Remaining Party: (x) the right of the Remaining Party or its Affiliates, to purchase all of the applicable JV Sale Shares from the Selling Shareholder at the Intending Purchaser Price; or (y) a tag along right to sell the Remaining Party Shares (defined below) to the Intending Purchaser at the Intending Purchaser Price; as further set forth in this Article 13.3(b). The Offer Notice shall contain all terms of the proposed sales of the Third Party Sale Shares and the JV Sale Shares, including the name of the Intending Purchaser, who shall be a bona fide purchaser for value, the Intending Purchaser Price, and the terms of payment for the Third Party Sale Shares and the JV Sale Shares. On receipt of the Offer Notice, the Remaining Party, shall at its sole option, be entitled to exercise either of the following options:
(i)	Purchase the Sale Shares from the Selling Shareholder: Upon receipt of the Offer Notice, the Remaining Party shall be entitled to (but not obliged to) send a written notice to the Selling Shareholder (the “Acceptance Notice”) accepting the offer of the JV Sale Shares by the Selling Shareholder, and notifying the Selling Shareholder that the Remaining Party, or an Affiliate of such Remaining Party identified in the Acceptance Notice (“Identified Affiliate”), shall purchase from the Selling Shareholder all of the JV Sale Shares at the Intending Purchaser Price, to the extent permitted under applicable law or regulation then in force, within thirty (30) days from the date of receipt of the Offer Notice (“Acceptance Period”). So long as the Remaining Party provides such Acceptance Notice within the Acceptance Period on the identical terms specified in the Offer Notice, the Selling Shareholder shall not sell the Shares or Holding Shares, as the case may be, that comprised the Third Party Sale Shares, to any Person (other than a sale of the JV Sale Shares to the Remaining Party or the Identified Affiliate). If the Acceptance Notice is not sent by the Remaining Party before the expiry of the Acceptance Period, the offer by the Selling Shareholder to sell the JV Sale Shares will be deemed to have been rejected by the Remaining Party, and the Third Party Sale Shares shall thereafter be free to be disposed of, within a period of 30 (thirty) days (“Free Sale Period”) after the expiration of the Acceptance Period to the Intending Purchaser, provided, however, that the Third Party Sale Shares shall not be sold to the Intending Purchaser:
(1)	at a price lower than the Intending Purchaser Price, or

(2)	on terms or conditions materially more favourable to the Intending Purchaser than those set out in the Offer Notice.
(ii)	Tag Along with the sale by the Selling Shareholder. Upon receipt of the Offer Notice, the Remaining Party shall be entitled to (but not obliged to) participate, on a pro rata basis in the proposed sale of Third Party Sale Shares, by selling, based upon the total number of JV Sale Shares that the Third Party Sale Shares comprises of, such prorated Shares held by the Remaining Party (the “Remaining Party Shares”), to the Intending Purchaser on the same terms and conditions

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mentioned in the Offer Notice. The Remaining Party shall be entitled to exercise its right to tag along by way of an Acceptance Notice within the Acceptance Period, which Acceptance Notice shall indicate the pro rated number of Remaining Party Shares which the Remaining Party desires to sell to the Intending Purchaser at the Intending Purchaser Price. If the Remaining Party sends such Acceptance Notice to the Selling Shareholder within the Acceptance Period, then, if the Selling Shareholder sells the Third Party Shares to the Intending Purchaser, the Selling Shareholder shall ensure that the Intending Purchaser purchases the Remaining Party Shares mentioned in the Acceptance Notice along with the Third Party Sale Shares on the terms mentioned in the Offer Notice. The Parties agree that in the event the Remaining Party is unable to sell the Remaining Party Shares to the Intending Purchaser, solely due to the fact that the sale price of the Remaining Party Shares (i.e., the Intending Purchaser Price) is not a permissible sale price under any applicable law or regulation in force, the Remaining Party shall have the right (but not the obligation) to cause one of its Affiliates to sell to the Intending Purchaser such amount of Holding Shares that is of equivalent value and beneficial ownership interest to the Remaining Party Shares, by exercising such right in the Acceptance Notice, which Acceptance Notice shall provide all relevant details relating to such Holding Shares, and the Selling Shareholder shall ensure that the Intending Purchaser purchases such Holding Shares on such terms. If the Acceptance Notice is not sent by the Remaining Party before the expiry of the Acceptance Period, this offer will be deemed to have been rejected by the Remaining Party, and the Selling Shareholder shall thereafter be free to dispose of the Third Party Sale Shares within the Free Sale Period to the Intending Purchaser, provided, however, that the Selling Shareholder shall not sell the Third Party Sale Shares to the Intending Purchaser:
(1)	at a price higher than the Intending Purchaser Price, or
(2)	on terms or conditions more materially favourable to the Intending Purchaser, than those set out in the Offer Notice.
(c)	For the purpose of clarity, the Parties agree that (i) the Remaining Party or, if applicable, the respective Affiliate provided for above, shall be required to provide customary representations and warranties for such sale in the same manner as such customary representations and warranties are provided by the Selling Shareholder to the Intending Purchaser, (ii) the Intending Purchaser Price includes any payment towards non-compete fee or other consideration payable to the Selling Shareholder; and (iii) the Remaining Party or, if applicable, the respective Affiliate provided for above, shall be entitled to receive the cash equivalent of any non-cash component of the consideration received by the Selling Shareholder.
(d)	If the Acceptance Notice is given by the Remaining Party within the Acceptance Period, the transaction of purchase and sale of (i) the JV Sale Shares to the Remaining Party or (ii) the Remaining Party Shares, or Holding Shares, as the case may be, to the Intending

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Purchaser (as the case may be) shall be completed within thirty (30) Business Days from the date of the Acceptance Notice, provided that in the case any regulatory approval is required to be obtained by the Parties, such thirty (30) Business Day period shall be calculated from the date of the receipt of the applicable regulatory approvals by the concerned Party. The Parties shall use reasonable efforts to ensure that all regulatory approvals are obtained as soon as possible from the date of application.

(e)	If the Third Party Sale Shares are not sold within the Free Sale Period in accordance with Article 13.3(b)(i), or Article 13.3(b)(ii) above, the rights of the Remaining Party pursuant to this Article 13.3 shall again take effect with respect to any future transfer of Third Party Sale Shares held by the Selling Shareholder.

(f)	Upon the sale of any Shares under this Article, the Intending Purchaser shall confirm acceptance of this JVA and the Articles of Association by executing the Deed of Adherence. This condition shall be applicable to all subsequent transfers.

(g)	In the event of any proposed transfer of Third Party Sale Shares by the Selling Shareholder, the Intending Purchaser shall have the right to conduct legal, financial, technical, environmental or tax due diligence of the JVC and its Subsidiaries and to interact with the Directors, GM, Executive Officers and employees of the JVC for the purpose of evaluating the proposed transaction. The Parties and the JVC hereby consent to such right and shall provide all reasonably necessary assistance in this regard. The Selling Shareholder shall also be entitled to divulge confidential information in respect of the JVC and its Subsidiaries to such Intending Purchaser for the purpose of enabling such Intending Purchaser to evaluate the transaction and the same shall not be deemed to be a breach of the confidentiality obligations of the Selling Shareholders hereunder, provided the Intending Purchaser has executed a confidentiality agreement with the JVC acceptable to each of the Parties.

(h)	Notwithstanding anything to the contrary contained in this JVA, all the rights of the Selling Shareholder under this JVA are fully assignable in connection with a permitted transfer of Shares of the JVC by the Selling Shareholder; provided that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this JVA. In case of partial transfer of Shares by a Selling Shareholder, all the rights of the Selling Shareholder under this JVA shall be exercised by such Selling Shareholder and the transferee jointly and not severally.
Article 14 Non-Competition
14.1	Non-Competition
(a)	During the term of this JVA and for a period of twelve (12) months thereafter, AMTEK shall not, nor shall any of its Affiliates, nor shall the JVC, nor any of its Affiliates, directly or indirectly through one or more intermediaries, supply Products to customers outside of the Target Market (other than Component Products to ARI or any of its Affiliates as provided in Article 2.2), or otherwise compete with the business of ARI Member or ARI or their Affiliates, without the

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specific prior written consent of ARI Member, which may be granted by ARI Member in its sole discretion, on a case-by-case basis.

(b)	The Parties (for themselves and on behalf of their Affiliates) agree not to compete, directly or indirectly through one or more intermediaries, with the business of the JVC in the Target Market for the Products during the term of this JVA and for a period of twelve (12) months thereafter, without obtaining the prior written consent from both the JVC and the other Party.
14.2	Legal Requirements
If the applicable laws regarding competition of a country in the Target Market prohibit any understanding or agreement restricting competition, Article 14.1, Article 2.2, Article 3.3, or any other similar provision, will be deemed to be amended to the extent necessary to validly comply with the applicable laws regarding competition in such country or, if not feasible, will not apply in respect of supplies of Products to customers in that country.
14.3	Ceasing to be a Shareholder
(a)	AMTEK Member (for itself and on behalf of its Affiliates) and the JVC hereby irrevocably and unconditionally declare and confirm that, following the completion of the twelve (12) month period following the term of this JVA, they have no objection whatsoever to the ARI Member or any of its subsidiaries, holding companies, Affiliates, group entities or nominees making investments in, or entering into partnerships, joint ventures, collaborations or alliances of any nature whatsoever with, companies or other entities in the same field of economic activity as that of the JVC and/or its Subsidiaries and further confirm that ARI Member or any other such Person would not be required to seek any further permission from the JVC, its Subsidiaries or AMTEK Member (for itself and on behalf of its Affiliates) in this regard. AMTEK Member (for itself and on behalf of its Affiliates) and the JVC shall from time to time, certify (including by way of a board resolution of the JVC if required) that they do not object to such investment, agreement or arrangement with such Persons as may be required by the ARI Member immediately upon being requested to do so by the ARI Member.

(b)	Notwithstanding anything to the contrary contained in this JVA, (i) where a Party (and/or its Affiliates) ceases to be a Shareholder as a result of a purchase and sale transaction pursuant to Article 15.4 (arising from an unresolved Deadlock Event), the restrictions contained in Article 14.1 shall only apply to such Party (and/or its Affiliates) while it is a Shareholder and not for any additional period thereafter; and (ii) where this JVA has been validly terminated in accordance with Article 23 (arising from an Event of Default), the restrictions contained in Article 14.1 shall apply to the Non-Defaulting Party (and/or its Affiliates) while it is a Shareholder and not for any additional period thereafter. (For the purpose of clarity, the Parties agree that the restrictions contained in Article 14.1 shall apply to the Defaulting Party (and its Affiliates) in accordance with the terms of this JVA).

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14.4	General
The Parties agree that the provisions of this Article 14 are necessary to ensure the economic benefit of the JVC and, if the Parties would not comply with these provisions, it would be economically disadvantageous to the JVC.
The Parties acknowledge and agree that the above restrictions are considered reasonable for the legitimate protection of the business and goodwill of the Parties and the JVC, but in the event that such restriction shall be found to be void, but would be valid if some part thereof was deleted or the scope, period or area of application were reduced, the above restriction shall apply with the deletion of such words or such reduction of scope, period or area of application as may be required to make the restrictions contained in this Article 14 valid and effective. The Parties acknowledge and agree that any breach of the provisions of this Article 14 may not be capable of being compensated in monetary damages and that the other Party and the JVC would be entitled to pursue any and all legal remedies available to them, including specific performance, equitable or injunctive relief, to ensure protection of their interests. Notwithstanding the limitation of this provision by any law for the time being in force, the Parties undertake to at all times observe and be bound by this Article 14. Provided however, that on the revocation, removal or diminution of the law or provisions, as the case may be, by virtue of which the restrictions contained in this Article were limited as provided hereinabove, the original restrictions would stand renewed and be effective to their original extent, as if they had not been limited by the law or provisions revoked.
Article 15 Deadlock
15.1	Impasse Resolution
The Parties shall strive to avoid situations of deadlock or impasse in decisions to be made by the Board of Directors or the Shareholders. However, in the case of any such deadlock or impasse, the authorized or designated representatives of each of ARI Member and AMTEK Member shall meet, confer and attempt to satisfactorily resolve the deadlock or impasse in accordance with Article 15.3.
15.2	Occurrence of Deadlock or Impasse
A deadlock or impasse (a “Deadlock Event”) is deemed to occur where:
(a)	a quorum for four successive Board of Directors or Shareholders’ meetings (excluding adjournments thereof) cannot be established (so that the particular meeting cannot be duly convened or constituted) due to the failure to attend by the respective nominees, proxies or other authorized representatives (as the case may be) of the Parties; or

(b)	any matter for resolution by the Board of Directors under Article 8.1 has been considered by a meeting of the Board that was duly convened and such matter was not resolved at such Board meeting due to a disagreement between the nominees of the respective Parties appointed to the Board, resulting in a failure to receive the

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requisite number of votes for the approval (or rejection) of such matter; provided that the particular matter, either alone or in combination with others, has or could reasonably be expected to have a material adverse affect on the JVC or its business or prospects; and provided further that the Deadlock Event, if submitted by either Party for decision at a Shareholders’ meeting in accordance with Article 11.1(o), was not resolved at such meeting; or

(c)	any matter for resolution by the Shareholders under Article 11.1 has been considered by a Shareholders’ meeting that was duly convened and such matter was not resolved at such Shareholders meeting due to a disagreement between the Shareholders, resulting in a failure to receive the requisite number of votes for the approval (or rejection) of such matter; provided that the particular matter, either alone or in combination with others, has or could reasonably be expected to have a material adverse affect on the JVC or its business or prospects; or

(d)	the Board of Directors and/or the Shareholders fail to approve the Business Plan(s) and Annual Budget(s) of the JVC.
Upon a Deadlock Event, either Party may, within thirty (30) days of such Deadlock Event, give notice in writing (a “Deadlock Notice”) to the other Party that in its opinion a Deadlock Event has occurred. If no Deadlock Notice is served by either Party within thirty (30) days of such Deadlock Event, then the both Parties shall be deemed to have waived their respective rights to serve a Deadlock Notice in respect of the specific Deadlock Event.
15.3	Negotiation between the Parties following a Deadlock Event
For a period of thirty (30) days following such Deadlock Notice, the Parties, shall enter into negotiations to settle the Deadlock Event. Each Party shall promptly refer the Deadlock Event to its authorized representative(s) (the “Authorized Persons”) who shall attempt to reach an acceptable resolution. Such thirty (30) day negotiation period may be extended or abridged on the mutual written agreement of the Parties (the “Negotiation Period”).
The Board, the Shareholders, the JVC and/or each Party (as the case may be) shall promptly procure and supply to the Authorized Persons such information and documents relating to the Deadlock Event as the Authorized Persons may reasonably request.
If, at or prior to the end of the Negotiation Period, an acceptable resolution to the Deadlock Event has been reached, such decision shall be promptly communicated either by the Parties or by the Authorized Persons to the Board and/or the Shareholders (as the case may be), and the Board and/or the Shareholders shall act upon such decision to the extent that the outcome of such decision is in accordance with their respective duties and obligations to the JVC.
In the event the Parties have a disagreement on whether a Deadlock Event has occurred, the same shall be resolved by arbitration in accordance with Article 24 and all time frames specified herein shall be accounted from the date of resolution of the issue through arbitration.

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15.4	Sale and Purchase Deadlock Notice
In the event that no acceptable resolution to the Deadlock Event has been reached by the end of the Negotiation Period, then during the next thirty (30) days, either Party (the “Initiating Party”) may by written notice (the “Independent Appraiser Deadlock Notice”) to the other Party (the “Non-Initiating Party”) suggest an Independent Appraiser to determine the Deadlock Sale Price (as defined below) and require the Non-Initiating Party to agree on an Independent Appraiser in accordance with this JVA.
The Initiating Party shall, within 15 (fifteen) days of the Independent Appraiser determining the Deadlock Sale Price (in accordance Article 15.5) and intimating the same to both Parties, offer, by way of a written notice, to purchase from the Non-Initiating Party all (but not some) of the Non-Initiating Party’s Shares at the Deadlock Sale Price and setting out the other material terms and conditions of the proposed purchase and sale, which shall incorporate and be consistent with the provisions of Article 16 (such notice the “Sale and Purchase Deadlock Notice”).
On receipt of the Sale and Purchase Deadlock Notice, the Non-Initiating Party shall be obligated, within thirty (30) days of the receipt of the Sale and Purchase Deadlock Notice (the “Sale and Purchase Deadlock Period”), to give written notice (the “Deadlock Response”) to the Initiating Party that the Non-Initiating Party elects to either: (i) sell to the Initiating Party all (but not less than all) of its Shares at the Deadlock Sale Price and upon the terms and conditions set forth in the Sale and Purchase Deadlock Notice; or (ii) purchase all (but not less than all) of the Shares then owned by the Initiating Party at the Deadlock Sale Price and upon the terms and conditions set forth in the Sale and Purchase Deadlock Notice.
In the event that the Non-Initiating Party chooses not to deliver the Deadlock Response within the Sale and Purchase Deadlock Period, the Non-Initiating Party will be considered to have elected to sell to the Initiating Party all (but not less than all) of its Shares at the Deadlock Sale Price and upon the terms and conditions set forth in the Sale and Purchase Deadlock Notice.
The purchase and sale of the Shares under this Article 15.4 shall, unless otherwise mutually agreed in writing by the Parties, take place within forty-five (45) days of the earlier of (i) the Initiating Party receiving the Deadlock Response; or (ii) the expiration of the Sale and Purchase Deadlock Period; at the Deadlock Sale Price and on the terms and conditions contained in the Sale and Purchase Deadlock Notice.
If no Independent Appraiser Deadlock Notice is served by either Party within the required thirty (30) day period, then both Parties shall be deemed to have waived their respective rights to serve an Independent Appraiser Notice and a Sale and Purchase Deadlock Notice in respect of that specific Deadlock Event.

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15.5	Deadlock Sale Price
For purposes of Article 15.4, the sale/purchase price for the Shares (the “Deadlock Sale Price”) shall be determined by the Independent Appraiser.
The Deadlock Sale Price of the Shares to be purchased and sold pursuant to Article 15.4 shall be determined by the Independent Appraiser, within thirty (30) days of appointment, be communicated in writing (including the data, methodology and analysis used in the valuation) to both Parties and shall, subject to the provisions of this Article 15.5, be final and binding on the Parties. All costs related to the determination of the Deadlock Sale Price (including expenses relating to the application or reconciliation to Indian GAAP, where required) shall be paid by the Party issuing the Independent Appraiser Deadlock Notice under Article 15.4, provided that each Party shall be responsible for its own costs and expenses relating to the purchase and sale of the Shares pursuant to Article 15.4. Any registration, transfer or stamp fees shall be borne entirely by the purchaser.
Notwithstanding anything contained in this Article 15, if the Deadlock Sale Price is not a permissible sale price under applicable law, the sale/purchase of the applicable Shares will, upon the mutual agreement of the Parties, be effected at the Fair Market Value thereof. If the Parties cannot so agree to effect the sale/purchase of the applicable Shares at their Fair Market Value, within a period of thirty (30) days, then, at the option of either Party, the JVC will be dissolved and liquidated in accordance with Article 23.4.
15.6	Operation of the JVC during a Deadlock Event
In the event of a Deadlock Event, the Parties agree that the JVC will continue to operate its business in a normal way, except for those issues which are subject to the Deadlock Event.
Article 16 Completion of Transfer of Shares
Any transfer of Shares according to the provisions of this JVA shall be subject to the conditions set forth in this Article 16, and failing compliance with such conditions as are applicable to the particular transfer, the transfer shall be invalid and the JVC shall not recognize the transferee as the owner of the Shares nor reflect either the transferee or the particular transfer in the respective Register of Members or Share Transfer Register maintained by the JVC.
16.1	Regulatory Compliance
     The sale or purchase of Shares according to the provisions of this JVA shall take place in accordance with applicable Indian laws (and other regulatory requirements), if any. The Parties shall co-operate with each other and shall cause the JVC to act with diligence and to reasonably cooperate in obtaining any required regulatory/Government approvals, if any, for the sale or purchase of the Shares, including the approvals for the sale/purchase price for the Shares (if required).

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16.2	Payment of Purchase Price
Unless otherwise agreed in writing by the respective parties to the purchase and sale transaction for the Shares, the purchase price shall be payable in cash on closing, against delivery by the selling party of good and marketable title to the Shares, free and clear of all Encumbrances.
16.3	Loans, Borrowings and Guarantees
On any transfer of Shares under this JVA, the purchasing party (except in the case where such purchasing party is an Affiliate of the selling Party) shall also take or cause any Person to take the necessary steps in order for the selling party to be repaid the prorated outstanding principal amount (and accrued interest, if any) of its shareholder loans to the JVC and released from any guarantees, repayment assurances or other security of any kind given for the benefit of the JVC.
16.4	Directors’ Resignations
Simultaneously with the completion of a Share transfer, the Party transferring its Shares shall cause its nominee Director or Directors, as applicable, to resign from all offices and positions held by such individuals within the JVC, and to irrevocably release the JVC from all claims and rights of action relating to such offices or positions.
16.5	Third Party Adherence to this JVA
Notwithstanding anything contained in this JVA to the contrary, neither Party shall sell, transfer, assign or otherwise in any manner dispose of its Shares to an Affiliate or to a third party unless such Affiliate or third party agrees to be bound by all of the terms and conditions of this JVA and to assume all the obligations of the Selling Shareholder. Such Affiliate or third party shall be required to execute a deed of adherence in the form set out in Annex IV evidencing such agreement and assumption.
Article 17 Proprietary Items, Use of Trademarks and Trade Names
Each Party shall have the indisputable and legitimate ownership and/or legitimate use of its own intellectual property rights and know-how, including patents, utility models, industrial designs, copyrights, trade secrets, trademarks, other third party intellectual property rights or the rights of confidentiality from any third party (collectively, “IPRs”). For the purpose of clarity, the Parties agree that no rights to the IPRs of either Party shall be deemed to be granted to the JVC unless expressly specified in this JVA or any in any other document executed by the Parties.
The JVC will not, either directly or indirectly, challenge or otherwise jeopardize the validity of the IPRs of either Party.
Article 18 Co-operation
The Parties agree and undertake to exercise their rights under this JVA in a manner consistent with this JVA and to give effect to the terms and conditions of this JVA. In doing so, the Parties agree:

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(a)	to cause their respective nominee Director(s) to exercise their respective voting rights and to otherwise comply with, and give full effect to, the terms and conditions of this JVA;

(b)	to perform and observe all of their obligations under this JVA; and

(c)	generally, to use their reasonable endeavors to promote and develop the business of the JVC in accordance with the terms and conditions of this JVA.
Article 19 Audit by the Shareholders
Each Party, as a Shareholder, shall have the right, at its own cost and expense, to visit or send its representatives, including but not limited to employees, agents, attorneys and accountants (including internal auditors/accountants and/or independent auditors/accountants), to the premises and facilities of the JVC for the purposes of reviewing or auditing the results, finances, operations, systems (including accounting, manufacturing, quality, information technology and other applicable systems), disclosure controls and procedures, internal control over financial reporting, inventory, assets, liabilities, records and books of the JVC at any time reasonably convenient to the JVC. In carrying out such review or audit, the Party and its representatives shall not unreasonably interfere with the regular business or operations of the JVC.
Article 20 Representations and Warranties
The Parties agree that the provisions in this Article 20 are material for this JVA, and that any breach of such provisions shall be considered a material breach for purposes of Article 23.
20.1	General Representations and Warranties
Each Party hereby represents and warrants to the other Party that:
(a)	it is a company duly incorporated and validity existing under the laws of the country of its incorporation, and has the requisite power and authority to own its assets, conduct its business as presently conducted and to enter into and perform its obligations under this JVA;

(b)	this JVA has been duly authorized and executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or the application of general principles of equity;

(c)	neither the execution or performance of this JVA, nor the compliance with its terms and conditions, will conflict with or result in a breach of any of the material terms, conditions or provisions of, or constitute a material default or require any material consent under, any indenture, mortgage, agreement or other instrument to which such Party is a party or by which it is bound, or violate any of the terms or provisions of such Party’s organizational documents, by-laws or other governing

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documents, or any material judgment, decree or order, or any material statute, rule or regulation applicable to such Party; and

(d)	no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of such Party is required in connection with the execution and delivery of this JVA or the transactions contemplated herein, or if the consent, approval or authorization of, or declaration or filing with, any governmental authority is required, such consent, approval or authorization has been obtained or such declaration or filing has been made, or agreed to be made, and the necessary consent, approval or authorization shall be obtained in due course.
20.2	No Corruption
Each Party (for themselves and their Affiliates) represents and warrants to the other Party that neither they, nor any of their officers, directors, employees, agents or other representatives has performed, or will perform, or will direct or otherwise cause the JVC to perform any of the following acts in connection with the transactions contemplated under this JVA, any sale made or to be made pursuant to this JVA, any compensation paid or to be paid pursuant to this JVA, or any other transactions involving the business interests of the JVC: pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of: (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such governmental agency or instrumentality or such public international organization or such political party; (ii) inducing such person to use his influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof; or (iii) securing any improper advantage.
20.3	Representations and Warranties Not Limited
Each representation and warranty in this Article 20 is to be construed independently of the others and is not limited by reference to any other representation and/or warranty. Notwithstanding anything to the contrary contained in this JVA, the representations and warranties and undertakings contained in this JVA or in any schedule or document delivered pursuant to or in connection with this JVA are continuing in nature and shall survive the closing of the transactions contemplated herein. None of the representations and warranties or statements contained in this JVA contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations and warranties or statements not misleading and there is no other relevant information which has not been disclosed to the other Party which shall prejudice any claim made by such Party under the indemnity contained in this JVA or operate to reduce any amount recoverable thereunder. It shall not be a defence to any claim against a Party that the other Party ought to have known or had knowledge of any information relating to the circumstances giving rise to such claim. The Parties are aware that each of the Parties have entered into this JVA and agreed to subscribe to the Shares of the JVC

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on the basis of the representations and warranties and other statements and covenants contained herein.
Article 21 Confidentiality
21.1	Confidentiality Obligations
Each of the Parties (for themselves and their Affiliates) as well as the JVC (following its adoption of this JVA), as recipients of Confidential Information (hereinafter in this Article 21 respectively referred to as the “Receiving Party”) from a Party (or any of its Affiliates), or the JVC, disclosing such Confidential Information (hereinafter in this Article 21 respectively referred to as the “Disclosing Party”) shall:
(a)	keep secret and confidential the Confidential Information and, without the prior written consent of the Disclosing Party, not disclose to any third party the Confidential Information;

(b)	not use any of the Confidential Information received for any purpose other than the performance of its obligations under this JVA or any other agreement executed in furtherance of the performance of this JVA;

(c)	take all necessary measures in order to protect the Confidential Information from disclosure, such measure being at least equal to those taken by the Receiving Party to protect its own Confidential Information, including entering into any confidentiality agreements as may be reasonably requested by the Disclosing Party; and

(d)	make only a reasonable number of copies of such Confidential Information, provided that appropriate notices are placed and maintained thereon, and that practices and procedures are instituted and enforced as necessary in order to protect the confidentiality thereof.
Each Receiving Party undertakes that it (and its Affiliates) and the employees of such Receiving Party (and the employees of its Affiliates) shall not at any time copy, divulge, communicate or make accessible to any third party (except as may be necessary for the Receiving Party to perform its obligations hereunder or as may be required by law), or use for its own purpose, any Confidential Information disclosed by a Disclosing Party.
21.2	Authorized Disclosure
The Receiving Party shall not be in breach of the provisions of Article 21.1 to the extent disclosure of any Confidential Information is required by a judicial, legislative or regulatory agency or any governmental entity of proper jurisdiction pursuant to investigative, regulatory, enforcement or judicial proceedings conducted by such Person, provided that the Receiving Party shall give the Disclosing Party prompt written notice of such requirement to disclose such Confidential Information and shall cooperate with the Disclosing Party in attempting to secure confidential treatment for such Confidential Information.

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Nothing contained herein shall be deemed to prevent either Party from disclosing the terms of this Agreement or filing a copy of this Agreement with any regulatory authority as may be required by applicable law.
21.3	Return of Confidential Information
Upon the expiration or termination of this JVA, all Confidential Information and proprietary matters belonging to the Disclosing Party shall be promptly returned to the Disclosing Party or otherwise destroyed, including all copies and other tangible forms thereof (other than electronic copies kept in back-up data systems that would require unreasonable effort or expense to delete and which are not routinely accessed by the Receiving Party). Until the return of such Confidential Information or the receipt of a sworn statement of an officer of the Receiving Party that such Confidential Information has been destroyed (providing the date and means of such destruction), the Receiving Party shall be liable and responsible to the Disclosing Party for any loss or unauthorized disclosure or use thereof. Further, the Receiving Party shall not be entitled to use the Confidential Information after the expiration or termination of this JVA.
21.4	No Obligation to Disclose Confidential Information
Nothing herein shall be deemed or interpreted to require either Party (or any of its Affiliates) or the JVC to disclose any Confidential Information disclosed to it by a Person with which it does business.
21.5	Adoption of JVA by JVC and Existing Confidentiality Letter Agreement
Notwithstanding any provisions to the contrary contained in this JVA, the JVC shall adopt, ratify and agree to be bound by this JVA by executing a Deed of Adherence in the form annexed as Annex IV-A within 7 (seven) days of the JVC being incorporated.
The Parties and the JVC (following its adoption of this JVA) confirm that the provisions of the mutual confidentiality letter agreement dated March 10, 2008 shall apply to this JVA and shall be deemed incorporated herein by this reference, provided that the provisions of this Article 21 shall prevail in the event of a conflict or inconsistency.
21.6	Duration
The provisions of this Article 21 shall survive the termination or expiry of this JVA for whatever reason, for a period of three (3) years.
Article 22 Effectiveness of this JVA
22.1	Effective Date and Termination
This JVA will be effective on the date it has been duly signed by authorized representatives of both Parties, or in case of signatures at different dates, on the date of the final signature.
Except as otherwise expressly provided herein, this JVA shall remain in full force and effect for the duration of the JVC in accordance with its Articles of Association, subject to earlier

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termination: (i) by the mutual written consent of the Parties; (ii) in accordance with the provisions of Article 23; (iii) if the shareholding of either Party falls below five percent (5%) of the Share Capital of the JVC (provided that the provisions hereof stated or intended to apply to such Party following such sale or transfer, shall continue to apply); or (iv) on the dissolution and liquidation of the JVC. In the event of the sale or transfer of all Shares by one Party to the other Party (and/or its Affiliates), such that the transferring Party (and/or its Affiliates) holds less than five percent (5%) of the Share Capital of the JVC, this JVA shall be automatically terminated. The provisions hereof expressly stated or intended to apply to the Parties following termination of this JVA, shall continue to apply.
22.2	Conditions Subsequent
Each Party shall use its reasonable efforts to ensure (so far as it lies within its respective powers or authority) that each of the conditions subsequent set forth below are satisfied as expeditiously as reasonably possible and in any event within the time frames prescribed for the same under applicable law:
(a)	the JVC shall make necessary filings with the Reserve Bank of India and authorised dealer of the fact of receipt of money from ARI Member and the issue of the Shares to ARI Member;

(b)	the JVC shall make necessary filings with the Registrar of Companies in respect of the allotment of Shares to the Parties and appointment of Directors;

(c)	the names of the Parties shall be entered into the register of members of the JVC and the names of the directors shall be entered in the register of directors of the JVC;

(d)	the JVC shall convene a Shareholders’ meeting to formally confirm the appointment of the nominee Directors as contemplated in Article 6.1;

(e)	the first Business Plan and the first Annual Budget shall be formally approved and adopted in the Shareholders’ meeting convened by the JVC;

(f)	the JVC shall design, implement and maintain policies and procedures (including those related to bookkeeping and accounting processes and procedures) to ensure that the JVC and its employees, representatives, contractors and agents comply in all respects with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), including designing, implementing and maintaining such training policies and procedures as ARI Member and/or AMTEK Member may, require; and

(g)	the JVC shall maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable generally acceptable accounting principles and to maintain

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accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Article 23 Termination and Dissolution
23.1	Termination for Event of Default
Upon the occurrence of any of the following events (an “Event of Default”) either Party may terminate this JVA by giving written prior notice to the other Party:
(a)	Subject to the provisions of Article 23.1(d), if the other Party fails to perform or commits a material breach of any obligation, warranty, representation or provision contained herein and, if capable of cure, fails to rectify or remedy such failure or breach within forty–five (45) days following delivery to such Party of a written notice of the alleged failure or breach;

(b)	if the other Party becomes insolvent or bankrupt, makes an assignment for the benefit of creditors, enters into a composition with its creditors generally, or if a receiver or trustee or other third party official is appointed over such Party, its property and assets or its Shares;

(c)	if the other Party is wound-up, dissolved or liquidated, except as a consequence of a merger, amalgamation or corporate reorganization to which such a Party is a participant.

(d)	if the other Party commits any breach of the representation and warranty in Article 20.2.
In any Event of Default, where the JVC suffers any resulting expenses, liabilities or losses, the Party who caused the Event of Default shall indemnify the JVC for the full amount of all such expenses, liabilities or losses caused by its default.
23.2	Rights of Non-Defaulting Party
If this JVA is terminated pursuant to Article 23.1, then notwithstanding any other provision of this JVA, the Party who has not caused or suffered the Event of Default (the “Non-Defaulting Party”) shall be entitled, at its option (exercisable in writing), to elect to: (i) purchase the Shares of the Party who caused the Event of Default (the “Defaulting Party”); (ii) sell its Shares to the Defaulting Party; or (iii) dissolve and liquidate the JVC.
(a)	In the event that the Non-Defaulting Party elects to purchase all of the Shares held by the Defaulting Party, the Defaulting Party shall, within forty-five (45) days of receipt of notice of such election, sell such Shares to the Non-Defaulting Party. The price for the Shares to be purchased by the Non-Defaulting Party shall be the Fair Market Value of such Shares.

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(b)	In the event the Non-Defaulting Party elects to sell all of its Shares to the Defaulting Party, the Defaulting Party shall, within forty-five (45) days of receipt of notice of such election, acquire such Shares from the Non-Defaulting Party. The price for the Shares to be purchased by the Defaulting Party shall be the Fair Market Value of such Shares.

(c)	In the event that the Non-Defaulting Party elects the dissolution and liquidation of the JVC, the Parties shall, within forty-five (45) days of receipt of notice of such election, exercise their voting rights as Shareholders to cause the JVC to be dissolved and liquidated.
All transfer of Shares under this Article 23.2, if elected by the Non-Defaulting Party, shall be completed in accordance with the provisions of Article 16.
The price of the Shares to be purchased and sold pursuant to this Article 23.2 shall be determined within thirty (30) days of the election by the Non-Defaulting Party, be communicated in writing to both Parties (including the data, methodology and analysis used in the valuation) and shall be final and binding on the Parties. All costs related to the determination of such price of the Shares to be purchased and sold pursuant to this Article 23.2(including expenses relating to the application or reconciliation to Indian GAAP, where required) and all other costs and expenses relating to the sale or acquisition of the Shares pursuant to this Article 23.2, including any registration, transfer and stamp fees, shall be borne entirely by the Defaulting Party.
The forty–five (45) day period for the completion of the transaction of purchase and sale shall not include the time required (if in addition to the original forty–five (45) days) for obtaining the necessary Government and/or the Reserve Bank of India approvals, if any, required for the purchase and sale of the Shares. If such required approval(s) is (are) not received from the Government and/or the Reserve Bank of India, then, at the option of the Non-Defaulting Party, the JVC will be dissolved and liquidated in accordance with sub-Article (c).
23.3	Termination Without Dissolution of the JVC
This JVA shall be terminated between the Parties without dissolution or liquidation of the JVC: (i) if one of the Parties (and its Affiliates) sells all of its Shares to the other Party (and/or its Affiliates) in accordance with the provisions of this JVA; or (ii) the shareholding of either Party falls below five percent (5%) of the Share Capital of the JVC.
23.4	Termination with Dissolution of the JVC
In case of the occurrence of any of the following events, either Party shall have the right to demand the dissolution and liquidation of the JVC (except with respect to Article 23.1(d), upon the occurrence of which only ARI Member shall have the right to demand the dissolution and liquidation of the JVC), and the Parties shall, unless otherwise mutually agreed in writing, exercise their voting rights as Shareholders to cause the JVC to be dissolved and liquidated (and upon completion of such dissolution and liquidation of the JVC this JVA shall be terminated):
(a)	[Reserved]

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(b)	where all or a substantial portion of the property or assets of the JVC are expropriated or taken over by the Government;

(c)	where a material legal restriction is imposed on the JVC or a material political or environmental change adversely affecting the JVC and its future business prospects has occurred, which in either case, is beyond the control of either of the Parties;

(d)	if the JVC through any of its employees, representatives, contractors, or agents causes ARI Member to breach, or otherwise be liable under the FCPA, which action (or inaction) is not attributable to either Party;

(e)	if one of the Parties has elected to dissolve and liquidate the JVC in accordance with Article 15.5; or

(f)	if one of the Parties, as a Non-Defaulting Party under Article 23.2, has elected to dissolve and liquidate the JVC in accordance with Article 23.2(c).
23.5	Termination for Modification by Government Authority
Each Party shall be entitled to withdraw from this JVA without any rights, liabilities or obligations to the other Party, and the JVA shall be terminated, in the event that the contents or wording of this JVA has been significantly or substantially amended by the Government authorities during any approval process (if applicable).
23.6	Effect of Termination
Subject to Article 23.5, the termination of this JVA for any cause shall not in any manner: (i) adversely affect any rights or remedies available to each Party under applicable law; (ii) release either Party from any liability which at the time of termination has already accrued to the other Party (or the JVC) or which thereafter may accrue in respect of any act or omission prior to such termination; (iii) affect the survival of any right, duty or obligation of either Party which is expressly stated or intended to apply to such Party following such termination; or (iv) impede or prohibit either Party from referring to arbitration (under Article 24.1) the question of whether or not this JVA may be terminated pursuant to the provisions of this Article 23.
23.7	Effect of termination on Outstanding Business
In the case of the termination of this JVA for any reason whatsoever, the Parties undertake to negotiate the consequences of such termination on the outstanding business of the JVC.
Article 24 Arbitration, Applicable Law, Language
24.1	Arbitration
In the case of any dispute, controversy or claim arising out of or in connection with or relating to this JVA, or the validity, invalidity, material breach (where such material breach has not been cured by the Party alleged to be in breach within forty–five (45) days following delivery to such Party of a written notice thereof in accordance with Article 23.1(a)) or termination hereof, the

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Parties shall, subject to the Non-Defaulting Party’s rights under Article 23 hereof, attempt to first resolve such dispute, controversy or claim through discussions between senior officers of both of them (where such senior officers are not members of the Board). If the dispute, controversy or claim is not resolved through such discussions within forty–five (45) days after one Party has served a written notice on the other Party requesting the commencement of discussions, then, subject to the Non-Defaulting Party’s rights under Article 23 hereof, the dispute, controversy or claim shall be finally settled by confidential and binding arbitration in accordance with the International Rules of International Arbitration of the International Chambers of Commerce (the “Rules”) in force on the date when the notice of arbitration is submitted in accordance with the Rules. For the purpose of such arbitration, the arbitration board (the “Arbitration Board”) shall consist of three (3) arbitrators, with each Party having the right to appoint one (1) arbitrator and such two (2) arbitrators appointing the third arbitrator who shall also serve as the chairman of the Arbitration Board. In the event that either Party fails to exercise its right to appoint an arbitrator within fifteen (15) days (or such longer period as may be mutually agreed), the appointment of an arbitrator on behalf of such Party shall be made in accordance with the Rules. The members of the Arbitration Board shall be independent of the Parties and qualified by education, experience and/or training to determine the particular matter to be decided.
All arbitration proceedings shall be conducted in the English language and the place of arbitration shall be London, UK. The Arbitration Board shall decide any such dispute or claim in accordance with the substantive laws of India. Subject to the Rules, the Arbitration Board shall be free to determine the procedure and rules of conduct applicable to the arbitration, including the submission of written statements and other information and documents from the Parties.
The expenses of the arbitration, including the costs of the arbitration, fees, disbursements and other charges of the Non-Defaulting Party, and the fees of the Arbitration Board, shall be borne by the Defaulting Party. In the event both Parties are Defaulting Parties then the costs of the arbitration and the fees of the Arbitration Board shall be borne equally by both Parties, and each Party shall pay its own fees, disbursements and other charges of its counsel, except as may be otherwise determined or awarded by the Arbitration Board The Arbitration Board will have the power to order specific performance of this JVA and to award interest on any sum awarded pursuant to the arbitration proceedings.
Any award made by the Arbitration Board shall be in writing and shall be final and binding on the Parties. The judgment upon the award may be entered in any court having jurisdiction or an application may be made to such court for judicial recognition of the award and/or an order of enforcement of the award, as the case may be.
Each Party shall co-operate to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this JVA.
The Parties hereby specifically exclude Part 1 of the (Indian) Arbitration and Conciliation Act, 1996 from the purview of these arbitration proceedings.

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24.2	Governing Law
Unless otherwise indicated to the contrary, this JVA shall be governed by and interpreted in accordance with the substantive laws of India.
24.3	Governing Language
The governing language of this JVA and all other documents, agreements, notices and other communications relating to this JVA is the English language, which language shall be controlling in all respects. No translation, if any, of this JVA into another language shall be of any force or effect in the interpretation of this JVA or in any determination of the intentions of the Parties.
Article 25 Force Majeure
Excluding financial obligations, no Party shall be liable for the delay or failure to perform any obligation under this JVA when the delay or failure is a result of unforeseeable circumstances beyond its reasonable control, including, but not limited to, fire, flood, strikes (excluding strikes by its own employees), labour trouble or other industrial disturbances, inevitable accidents, war (declared or undeclared), acts of God or State, riots, insurrections, embargoes, blockades, legal restrictions or restrictive governmental or military regulations.
In such event, the Party subject to the force majeure (the “Affected Party”) shall continue to take all actions within its control to comply with this JVA as fully as possible, the time for performance of the delayed or failed obligation shall be extended for the period of the continuance of such cause, and the Affected Party shall: (i) promptly after having knowledge of the commencement thereof, notify the other Party in writing of the nature of such cause and the expected delay; (ii) continue to keep the other Party informed as to changing conditions; (iii) take all reasonable steps to mitigate or eliminate such cause of the delay or failure; and (iv) remedy the delayed or failed obligation immediately following the time when such reason or cause is removed. In the event that any of such cause or causes continues for a period of forty–five (45) days or longer, the Parties shall mutually discuss the matter and decide on the course of action to be taken, including, if determined to be appropriate, the termination of this JVA.
Nothing contained in this Article 25 shall prevent either Party from referring to arbitration (under Article 24.1) the question of whether or not an occurrence of force majeure has taken place.
Article 26 Notices
(a)	All notices, requests, demands or other communications hereunder shall be in writing in the English language and shall be given by personal delivery, by prepaid registered airmail (return receipt requested), through a reputed international courier, or by telefax, email or other form of electronic communication to the respective Parties at the addresses set forth as follows:

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in the case of AMTEK Member to:
Amtek Transportation Systems Limited
No. 3 LSC, Pamposh Enclave
Greater Kailash Part — 1
New Delhi – 110048, India
Attention: Chief Executive Officer
Tel: + 91 11 4234 4444
Fax: +91 11 4234 4400
in the case of ARI Member to:
American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Attention: James J. Unger, Chief Executive Officer
Attention: James Cowan, Chief Operating Officer
Tel: 636 940-6000
Fax: 636 940-6030
(b)	All notices shall be effective upon receipt. Any such notice will be deemed to have been received: (i) in the case of facsimile or personal delivery, on the date of such delivery; (b) in the case of internationally-recognized overnight courier, on the second business day after such notice is timely delivered to such courier; and (c) if by registered or certified mail, on the business day actually received by the intended recipient. Either Party may, by notice to the other in accordance with the foregoing, designate a new address for notices.

(c)	Any notice or information given by courier or registered post in the manner provided in this Article which is not returned to the sender as undelivered or is returned with an endorsement that the same was not claimed, shall be deemed to have been given on the 7th (seventh) day after the envelope containing it was so posted. Proof that the envelope containing any such notice or information was properly addressed, pre-paid, and couriered, and that it has not been returned to the sender, shall be sufficient evidence that the notice or information has been duly given.

(d)	Any notice or information sent by facsimile transmission, e-mail or comparable means of communication in the manner provided by this Article shall be deemed to have been duly given on the date of transmission (provided that the same is a Business Day or the next Business Day), provided that a confirming copy of it is sent by registered air mail or courier to the relevant Parties at the addresses specified in this Article within 24 (Twenty Four) hours after transmission.

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Article 27 Initial Services
The initial services, know-how and expertise to be provided by each of the Parties to the JVC are set forth in Annex V to this JVA.
Article 28 Miscellaneous
28.1	Indemnification
(a)	Indemnification as to Actions or Omissions in JVC’s Business. The JVC shall indemnify, defend and hold harmless and will advance expenses to the Parties and their Affiliates, and the Directors and employees and agents of the JVC (collectively the “Indemnitees”) from and against any Claims incurred or suffered by any such Indemnitee with respect to any third party claim by reason of any act performed or omitted to be performed, or alleged to have been performed or omitted by such Indemnitees pursuant to this JVA in connection with the Business of the JVC; provided that, such Indemnitee may not receive indemnification hereunder with respect to any Claim as to which the Indemnitee is adjudged by a final nonappealable decision of a court of competent jurisdiction to have acted in or with fraud, bad faith, gross negligence, willful misconduct or breach of this JVA. In no event will any Party be required to make any capital contribution to carry out this indemnification.

(b)	Cross-Indemnification. Each Party (the “Breaching Party”) shall defend, indemnify, and hold harmless the other Parties and their Affiliates, and their respective Directors, employees and agents (the “Non-Breaching Party”) from and against any Claims incurred or suffered by the Non Breaching Party, as a result of
(i)	a breach of this JVA by the Breaching Party;

(ii)	a misrepresentation by the Breaching Party; or

(iii)	anything done or omitted to be done through the gross negligence or willful misconduct of the Breaching Party.
(c)	Procedure for Indemnification. The Indemnitees and the Non Breaching Party are hereinafter collectively referred to as the “Indemnified Parties” The Parties (including for this purpose their respective Affiliates) shall not be liable for each other’s incidental, indirect, special or consequential damages (including loss of profits or loss of revenues) under this JVA, regardless of whether such liability arises in tort, contract, breach of warranty, indemnification or otherwise. Any compensation or indemnity as referred to above shall be such as to place the Indemnified Party, in the same position as it would have been in, had there not been any breach and as if the representation and/or warranty under which the Indemnified Party is to be indemnified had been correct. The rights and remedies of an Indemnified Party in respect of any breach, including breach of any of the representations and/or warranties shall not be affected by any act or happening

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which otherwise might have affected such rights and remedies, except by a specific written waiver by the Indemnified Party. The rights of indemnification of the Indemnified Parties hereunder shall be without prejudice to, independent of, and in addition to all other rights or remedies available to them in law, equity or otherwise, including rights of specific performance, recession and restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby; provided however, that this indemnity obligation shall not apply in regard to a breach by the Breaching Party or any of its Affiliates of those obligations under this Agreement which breach carries a specific remedy under this Agreement, which remedy shall be the other Party’s exclusive remedy for the breach by the Breaching Party or its Affiliate of such obligations.
Any indemnity payments made pursuant to Article 28 shall be made free and clear of and without deduction for or on account of any taxes, charges, fees, costs, expenses or duties except as may be required by any applicable law. If any taxes or amounts in respect of such charges, fees, costs, expenses or duties must be deducted, or any other deductions must be made, from any amounts payable or paid pursuant to Article 28, such additional amounts must be paid by the indemnifying party as may be necessary to ensure that the Indemnified Parties receive a net amount equal to the full amount which they would have received had payment not been made subject to such taxes, charges, fees, costs, expenses or duties. The knowledge of the Indemnified Parties or the conduct of any investigation (actual, constructive or imputed) by any of such persons shall not in any manner affect or limit the right to indemnification set forth hereinabove.
Each Indemnified Party pursuant to Article 28.1(a) shall give prompt written notice to the Company of any potential Claim or event known to it which does or may give rise to indemnification hereunder, stating the nature and basis of said potential Claim or event and the amounts thereof, to the extent known. Each Indemnified Party entitled to indemnification pursuant to Article 28.1(b) shall give a similar notice to the other Party. Notwithstanding the foregoing, failure to give prompt written notice pursuant to this section shall not cause an Indemnified Party to lose its rights to indemnification hereunder except to the extent that the JVC or the other Party can establish that it has been harmed by such delay.
In the event of any Claim, the Indemnified Party shall give the JVC written notice of such Claim, with a copy of the Claim, process and legal pleadings with respect thereto. After notification, the JVC may participate in and assume the defense thereof, with counsel selected by it. If the JVC assumes the defense of the Claim, the Indemnified Party shall nonetheless have the right to employ its own counsel, and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.
Any such indemnification will be made promptly following the fixing of the loss, liability or damage incurred or suffered by final nonappealable decision, settlement, contract or otherwise (except that any attorneys’ fees and the expenses of defense may be paid as incurred).
As a condition to the receipt of any indemnification payment hereunder, the Indemnified Party shall provide a complete and absolute release with respect to the subject matter of the indemnification to the JVC and the other Party.

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(d)	Survival. The provisions of this Article 28.1 shall survive dissolution and liquidation of the JVC and shall survive termination of this JVA for any reason for a period of ten years.
28.2	Modifications
No modification, amendment or alteration of any of the provisions of this JVA, including its Annexes, shall be effective unless made in writing, specifically referring to this JVA and duly signed by each of the Parties.
28.3	Binding Agreement; Successors and Assigns
This JVA shall be binding on the Parties and the successors and permitted assigns of each of them. No Person, other than a proper party to this JVA, shall have any legal or equitable right, remedy or claim under or in respect of this JVA.
With the exception of transfers of Shares to their respective Affiliates in accordance with Article 13.2, neither Party may assign its rights, duties or obligations hereunder, in whole or in part, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, ARI Member shall be allowed to assign its rights, duties and obligations hereunder to an Affiliate without the consent or approval of AMTEK Member (so long as such Affiliate remains an Affiliate of ARI Member).
28.4	Severability and Invalidity
The provisions hereof shall to the greatest extent possible be interpreted in such a manner as to comply with any applicable law, but if any provision hereof is, notwithstanding such interpretation, determined to be invalid, void or unenforceable by any competent authority having jurisdiction, the remaining provisions of this JVA shall not be affected thereby, but shall remain in full force and effect and binding upon the Parties. The Parties are, in such event, obligated to replace the invalid provision with a valid one which corresponds, as closely as legally possible, to the original intention and purpose of the invalid provision.
Notwithstanding anything to the contrary contained elsewhere in this JVA, in the event that an arbitral panel appointed under this JVA determines that any provision of this JVA relating to the time period, geographical or line of business restrictions is unreasonable, the arbitral panel shall determine what constitutes a reasonable time period, geographical or line of business restrictions and such time period, geographical or line of business restrictions deemed reasonable and enforceable by the arbitral panel shall become and thereafter be the maximum time period, geographical or line of business restrictions.
28.5	Remedies
Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this JVA is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this JVA and to enforce specifically this JVA and the terms and provisions hereof in addition to

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any other remedy to which such Party may be entitled, at law or in equity. All remedies of the Parties under this JVA whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage are cumulative and not alternative and may be enforced successively or concurrently.
28.6	Waivers
Save as otherwise provided in this JVA, no failure or delay by either Party to insist upon the strict or punctual performance of any provision of this JVA or to exercise any right or remedy hereunder shall be regarded as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any additional or further exercise thereof, or the exercise of any other right or remedy. To be effective, each waiver of any right or remedy hereunder must be in writing and signed by the Party waiving its right or remedy, and such waiver may be made subject to any conditions as specific therein.
28.7	Entire Agreement
This JVA, including the Annexes, as well as the mutual confidentiality letter agreement referred to in Article 21.5, represent(s) the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior commitments, representations, negotiations, understandings and agreements (written or oral) between the Parties, including the Memorandum of Understanding dated February 20, 2008.
28.8	No Partnership or Agency
This JVA is intended to create a joint venture relationship between the Parties as Shareholders in the JVC. Nothing herein shall create or constitute a legal form of partnership between the Parties nor create or constitute any fiduciary duties between them. This JVA does not establish or constitute (and shall not be construed as establishing or constituting) either Party as a partner, agent or legal representative of the other for any purpose whatsoever. Neither Party has any right or authority (express or implied) to assume or create any obligation or liability in the name or on behalf of the other Party or any of its Affiliates, or to bind them in any manner whatsoever. Neither Party shall be responsible for any obligations or liabilities incurred or assumed by the other.
28.9	Statutory Approvals
The Parties shall use their commercially reasonable efforts to obtain from all appropriate governmental and regulatory authorities all consents, licenses, permissions, validations or authorisation in form and substance satisfactory to the Parties that may be required and necessary for the execution, delivery, performance and observance of all the provisions of this JVA by the Parties.
28.10	Rights of Parties
Notwithstanding anything to the contrary contained in this JVA , in the event either Party is unable to exercise any rights available to them under this JVA in full owing to any applicable

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law or regulation in force, then such Party shall be entitled to the exercise of any such right under this JVA to the limited extent permissible under law. Provided however, that on the revocation, removal or diminution of the law or provisions, as the case may be, by virtue of which any right of such Party pursuant to this JVA was limited as provided hereinabove, the original provisions would stand renewed and be effective to their original extent, as if they had not been limited by the law or provisions revoked.
28.11	Time Periods
Notwithstanding anything to the contrary contained in this JVA , in the case any regulatory approval is required to be obtained by the Parties, any period specified in this JVA shall be calculated from the date of the receipt of the applicable regulatory approvals by the concerned Party.
28.12	Further Assurances
Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents, documents and assurances without further consideration, which may be required to effect the transactions contemplated by this JVA.
28.13	Public Announcements
Subject to Article 21.2, each Party undertakes to obtain the other Party’s prior written consent (and both Parties must review and approve, in advance, any announcement of this JVA or the business relationship it describes) before publicly using any advertising, written sales promotion, press releases or other publicity relating to this JVA.
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IN WITNESS WHEREOF, the Parties have caused this JVA to be executed as of the date written below by their duly authorized representatives.
For and on behalf of ARI Member on the 19th day of June, 2008.
Sign: /s/ James Cowan
Name: James Cowan
Designation: Director
For and on behalf of AMTEK Member on the 19th day of June, 2008.
Sign: /s/ Ashwini K. Syal
Name: Ashwini K. Syal
Designation: Managing Director and Chief Executive Officer
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